                                                                   EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           HARKEN ENERGY CORPORATION

                            SEARCH ACQUISITION CORP.

                                      AND

                            SEARCH EXPLORATION, INC.





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
                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                        ARTICLE I
                                                        THE MERGER

         SECTION 1.01  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.02  The Closing; Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.03  Effect of the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.04  Certificate of Incorporation; By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.05  Directors and Officers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.06  Conversion of Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.07  Conversion of Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 1.08  Exchange of Eastern Shelf Overriding Royalty.  . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 1.09  Exchange.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 1.10  Contingent Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         SECTION 1.11  Appraisal Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 1.12  Stock Transfer Books.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 1.13  Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 1.14  Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 1.15  Unexchanged Search Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                        ARTICLE II
                                         REPRESENTATIONS AND WARRANTIES OF SEARCH

         SECTION 2.01  Organization and Qualifications;  Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.02  Certificate of Incorporation and By-Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.03  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.04  Authority Relative to this Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.05  No Conflict; Required Filings and Consents.  . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.06  Compliance; Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 2.07  Securities and Exchange Commission Filing; Financial Statements. . . . . . . . . . . . . . . .  15
         SECTION 2.08  Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.09  Properties and Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 2.10  Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 2.11  Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 2.12  Registration Statement;  Proxy Statement/Prospectus. . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 2.13  Investment Bankers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.14  Board Recommendation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.15  Warrants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





                                      (i)

         SECTION 2.16  Disposition of Harken Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.17  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.18  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 2.19  Change in Control. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 2.20  Material Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.21  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.22  Banks; Attorneys-in-fact.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.23  Amendment to Stock Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.24  Documentation Regarding Partnerships . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.25  Ownership of Harken Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 2.26  Not Investment Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 2.27  No Intercorporate Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                       ARTICLE III
                                 REPRESENTATIONS AND WARRANTIES OF HARKEN AND MERGER SUB

         SECTION 3.01  Organization and Qualifications; Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 3.02  Certificate of Incorporation and By-Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 3.03  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 3.04  Authority Relative to this Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 3.05  No Conflict; Required Filings and Consents.  . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 3.06  Compliance; Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 3.07  SEC Filings; Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 3.08  Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 3.09  Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 3.10  Registration Statement;  Proxy Statement/Prospectus. . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 3.11  Investment Bankers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.12  Board Approval.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.13  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.14  Control of Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.15  No Plan or Intention to Reacquire Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 3.16  No Plan or Intention to Merge, Sell or Otherwise Dispose of Search.  . . . . . . . . . . . . .  28
         SECTION 3.17  No Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 3.18  Historic Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 3.19  Ownership of Search Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 3.20  Not Investment Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 3.21  No Prior Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





                                      (ii)

                                                        ARTICLE IV
                                          CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 4.01  Conduct of Business by Search Pending the Merger.  . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.02  Conduct of Business by Harken and Merger Sub Pending the Merger. . . . . . . . . . . . . . . .  31
         SECTION 4.03  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                        ARTICLE V
                                                  ADDITIONAL AGREEMENTS

         SECTION 5.01  Proxy Statement/Prospectus; Registration Statement.  . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 5.02  Meeting of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 5.03  Access to Information; Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.04  No Solicitations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 5.05  Consents; Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.06  Agreements of Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.07  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.08  Indemnification of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.09  Taxability of Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.10  Notice of Developments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.11  Further Action.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.12  Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.13  Director Nominee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.14  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.15  Major Transactions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.16  Assignment of Eastern Shelf Overriding Royalty.  . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 5.17  Partnership Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                        ARTICLE VI
                                                   CONDITIONS OF MERGER

         SECTION 6.01  Conditions to Obligation of Each Party to Effect the Merger. . . . . . . . . . . . . . . . . .  38
         SECTION 6.02  Additional Conditions to Obligations of Harken and Merger Sub. . . . . . . . . . . . . . . . .  39
         SECTION 6.03  Additional Conditions to Obligation of Search. . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                       ARTICLE VII
                                                     SEARCH WARRANTS

         SECTION 7.01  Warrant Exchange Offer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 7.02  Unexchanged Search Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 7.03  Warrant Holders Participation in Contingent Shares.  . . . . . . . . . . . . . . . . . . . . .  42





                                     (iii)
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
                                                       ARTICLE VIII
                                            TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 8.02  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 8.03  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.04  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                        ARTICLE IX
                                            MAXIMUM HARKEN SHARES TO BE ISSUED

         SECTION 9.01  Maximum Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 9.02  Excess Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 9.03  Timing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                        ARTICLE X
                                                    GENERAL PROVISIONS

         SECTION 10.01  Non-Survival of Representations, Warranties and Agreements. . . . . . . . . . . . . . . . . .  45
         SECTION 10.02  Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 10.03  Certain Definitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 10.04  Material Adverse Effect.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 10.05  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.06  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.07  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.08  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.09  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.10  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.11  Parties in Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 10.12  Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 10.13  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 10.14  Plan of Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50





                                      (iv)

                              SCHEDULE OF EXHIBITS


Exhibit "A"               -       Balance Sheet Date Statements

Exhibit "B-1"             -       Developed Oil and Gas Leases and Wells,
                                  Working Interests and Net Revenue Interests

Exhibit "B-2"             -       Other Material Assets

Exhibit "C"               -       Reserve Report as of July 1, 1994

Exhibit "D"               -       Undeveloped Properties, Working Interests and
                                  Stipulated Values

Exhibit "E-1"             -       Form of Affiliate Letter

Exhibit "E-2"             -       Form of Affiliate Agreement

Exhibit "F"               -       Schedule of Holders of Eastern Shelf Override

Exhibit "G-1"             -       Schedule of Warrant Exchange

Exhibit "G-2"             -       Form of Harken Warrant Agreement

Exhibit "H-1"             -       Promissory Note issued to Concorde

Exhibit "H-2"             -       Promissory Note issued to EnCap

Exhibit "H-3"             -       Promissory Note issued to Langston

Exhibit "I"               -       Search Partnerships and Partners

Exhibit "J"               -       Note Holder Exchange

Exhibit "K"               -       Major Transactions of Search

Exhibit "L"               -       Royalty Assignment Agreement

Exhibit "M"               -       Provision in Certificate of Incorporation of
                                  Merger Sub

Exhibit "N"               -       Form of Indemnification Agreement





                                      (v)

Exhibit "O"               -       Search Disclosure Schedule

Exhibit "P"               -       Harken Disclosure Schedule





                                      (vi)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of November 8, 1994 (the "Agreement") among HARKEN ENERGY CORPORATION, a Delaware corporation ("Harken"), SEARCH ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Harken ("Merger Sub"), and SEARCH EXPLORATION, INC., a Delaware corporation ("Search").

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub will merge with and into Search;

         WHEREAS, the Board of Directors of Search has (i) determined that the Merger (as defined in Section 1.01 hereof) is fair to the holders of Search Shares (as defined in Section 1.06 hereof) and in the best interests of such stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the stockholders of Search; and

         WHEREAS, the Board of Directors of Harken has determined that the Merger is fair to and in the best interests of its stockholders;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Harken, Merger Sub and Search hereby agree as follows:


                                   ARTICLE I
                                   THE MERGER

         SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 hereof) Search and Merger Sub shall consummate a merger (the "Merger") in which Search shall be merged with and into Merger Sub and the separate corporate existence of Search shall cease and Merger Sub shall be the surviving corporation. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

         SECTION 1.02 The Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Harken located at 2505 N. Highway 360, Suite 800, Grand Prairie, Texas 75050, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Harken and Search may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         The parties hereto shall cause a Certificate of Merger meeting the requirements of Delaware Law to be properly executed and filed in accordance with Delaware Law on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Search and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Search and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04  Certificate of Incorporation; By-Laws.

         (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law.

         (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation, and such By-Laws.

         SECTION 1.05 Directors and Officers. The directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

         SECTION 1.06  Conversion of Stock.  At the Effective Time:

         (a) Each share of Common Stock, $.05 par value, of Search then issued and outstanding (the "Search Common Stock") (other than Appraisal Shares (as defined and to the extent provided in Section 1.11(b) hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive and shall be exchangeable for, as provided in Section 1.09 hereof, a share (or shares or a fraction thereof) of the common stock, $.01 par value per share, of Harken (the "Harken Common Stock") equal to the Exchange Ratio (as defined in Section 10.03 hereof). In addition, the holder of a share of Search Common Stock then issued and outstanding (other than Appraisal Shares) shall be entitled to receive from Harken, under certain conditions, shares of Harken Common Stock as provided in
Section 1.10 hereof.

         (b) Each share of Preferred Stock, $.001 par value, of Search then issued and outstanding (the "Search Preferred Stock") (other than Appraisal Shares (to the extent provided in Section 1.11(b) hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be convertible into and represent the right to receive and shall be exchangeable for, as provided in Section 1.09 hereof, a share (or shares or a fraction thereof) of Harken Common Stock equal to the Preferred Exchange Ratio (as defined in Section 10.03 hereof).

         (c) Each share of Search Common Stock and/or Search Preferred Stock (such Search Common Stock and Search Preferred Stock being hereinafter collectively referred to as the "Search Shares") then held in the treasury of Search, if any, shall, by virtue of the Merger, be cancelled without payment of any consideration therefore and without any conversion thereof.

         SECTION 1.07 Conversion of Notes. At the Effective Time, each of the Concorde Note, EnCap Note, and Langston Note (each of which is described in
Section 5.07 hereof and hereinafter collectively referred to as the "Notes") shall, pursuant to its terms, be converted into and represent the right to receive and shall be exchangeable for the number of whole shares of Harken Common Stock determined by dividing the principal amount of each Note by the Strike Price (as defined in Section 10.03 hereof) as provided in Section 1.09 hereof. In addition, the holders of the Concorde Note and EnCap Note shall be entitled to receive from Harken, under certain conditions, shares of Harken Common Stock as provided in Section 1.10 hereof. Exhibit "J," attached hereto, sets forth a schedule of the holders of such Notes, the amount of such Notes and the number of shares of Harken Common Stock to be issued hereunder to each holder of such Notes.

         SECTION 1.08 Exchange of Eastern Shelf Overriding Royalty. At the Effective Time, the Royalty Holders (as defined in Section 5.16 hereof), shall have the right to receive, under certain conditions, shares of Harken Common Stock as provided in Section 1.10 hereof pursuant to the terms of the Royalty Assignment Agreement (as defined in Section 5.16 hereof).

         SECTION 1.09  Exchange.

         (a) Pursuant to an agreement to be entered into on or before the Effective Time among Harken, Search and an exchange agent (the "Exchange Agent") to be chosen by Harken, the Exchange Agent will distribute the Harken Common Stock issued pursuant to Sections 1.06 and 1.07 hereof. Except as otherwise provided in this Agreement, upon surrender to the Exchange Agent of the Letter of Transmittal (provided by the Exchange Agent to the holders of the Search Shares and the Notes promptly after the Effective Time for such purpose), duly completed and validly executed in accordance with the instructions thereto accompanied by the certificates that, immediately prior to the Effective Time shall have evidenced Search Shares and the Notes to be exchanged pursuant to the Merger (the "Search Certificates") and such other documents as may be requested, Harken shall cause to be distributed to the person in whose name such Search Certificates shall have been registered certificates registered in the name of such person representing the number of whole shares of Harken Common Stock into which any shares previously represented by the Search Certificates shall have been converted at the Effective Time, and a letter from Harken to the holders of the Search Common Stock, the Concorde Note and the EnCap Note, setting forth the right of such holder's to receive, under certain conditions, additional shares of Harken Common Stock pursuant to the terms of Section 1.10 hereof (the "Stock Consideration"). No fractional shares of Harken Common Stock shall be issued or delivered pursuant to this Section 1.09 and Section 1.08. Should any holder of the Search Shares or the Notes be entitled to a fractional share interest in Harken Common Stock pursuant to this Section 1.09 and Section 1.08, Harken shall deliver to such holder that number of shares of Harken Common Stock to which such holder is entitled rounded up to the nearest whole number. Until surrendered as contemplated by the preceding sentence, each certificate that immediately prior to the Effective Time shall have represented any Search Shares or the Notes shall be deemed at and after the Effective Time to represent only the right to receive upon such surrender the certificates representing Harken Common Stock and, as applicable, the right to receive, under certain conditions, additional shares of Harken Common Stock. Search Certificates surrendered for exchange by any person constituting an "affiliate" of Search for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Harken has received a written agreement from such person as provided in Section 5.06 hereof.

         (b) No holder of any unsurrendered certificates representing Search Shares or the Notes shall be entitled to any rights as a stockholder of Harken until his certificates shall be surrendered and exchanged for Harken Common Stock as provided herein. No dividends or other distributions declared after the Effective Time with respect to Harken Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Search Certificates with respect to which the shares of Harken Common Stock may be issued in the Merger until such Search Certificates shall be surrendered and exchanged as provided herein. Subject to the effect of applicable laws, following surrender of any Search Certificate, there shall be paid to the holder of such certificate representing whole shares of Harken Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Harken Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Harken Common Stock, less the amount of any withholding taxes which may be required thereon.

         (c) If the Harken Common Stock is to be issued to a person other than the person in whose name a Search Certificate is registered, it shall be a condition to such payment or issuance that the Search Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid any transfer and other taxes required by reason of such payment or issuance in a name other than that of the registered holder of the Search Certificate surrendered or shall have established to the satisfaction of Harken or the Exchange Agent that such tax either has been paid or is not payable.

         (d) All rights to receive the Stock Consideration into which Search Shares and the Notes shall have been converted pursuant to this Article I shall be deemed to have been paid or issued in full satisfaction of all rights pertaining to such Search Shares and the Notes.

         (e) Neither the Exchange Agent, Harken nor any party hereto shall be liable to a holder of Search Shares or the Notes for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

         (f) In the event any Search Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Search Certificate to be lost, stolen or destroyed, Exchange Agent will issue in exchange for such lost, stolen or destroyed Search Certificate the Stock Consideration deliverable in respect thereof as determined in accordance with this Article I. When authorizing such issue of the Stock Consideration in exchange therefore the Exchange Agent shall, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Search Certificate to give Harken a bond in such sum as the Exchange Agent reasonably determines to be appropriate as indemnity against any claim that may be made against Harken or the Surviving Corporation with respect to the Search Certificate alleged to have lost, stolen or destroyed.

         (g) No interest shall be paid or accrued on any portion of the Stock Consideration.

         SECTION 1.10 Contingent Shares.

         (a) Additional shares of Harken Common Stock (the "Contingent Shares") shall be distributed by Harken to the parties described in Section 1.10(d) hereof (the "Rights Holders") to the extent the Valuation (as hereinafter defined) of the group of undeveloped leases and properties described on Exhibit "D" attached hereto (the "Undeveloped Properties") as of June 30, 1996 (the "Valuation Date") exceeds the aggregate of the stipulated values set forth on Exhibit "D" attached hereto (the "Stipulated Value").

         (b) Harken will cause a reserve report (the "Report") covering the Undeveloped Properties to be prepared by Dupont, Gaffney Cline, or such other independent petroleum engineer. Such Report will be prepared based on an SEC Case (as defined below) and will calculate a valuation (the "Valuation") of these Undeveloped Properties as of the Valuation Date in accordance with this
Section 1.10(b) hereof. The Valuation shall be further adjusted based upon the product of eighty percent (80%) multiplied by the present value of future net cash flows before income taxes (the product of such amounts is hereinafter referred to as the "Present Value") of Harken's or its affiliate's interest as of the Valuation Date in the proved reserves of the Undeveloped Properties, as established by the Report. The Present Value will be further adjusted (as so adjusted, the "Adjusted Present Value") for geological risks based upon reserve categories of the Undeveloped Properties as of the Valuation Date as set out below:

                  0% reduction for proved developed producing reserves.
                 20% reduction for proved developed non-producing reserves. 40% reduction for proved undeveloped reserves.

         The Valuation shall equal the Adjusted Present Value: (i) plus 100% of the market value of any proceeds (including notes or securities) received by Harken or any of its affiliates from any prospect sales, farmouts, or joint venture arrangements of or with respect to any of the Undeveloped Properties or any other consideration received upon the disposition of an oil and gas interest in the Undeveloped Properties plus 80% of the net revenue (calculated before income taxes and after deduction of lease operating expenses) from sales of oil and/or gas produced from such Undeveloped Properties during the Development Period; (ii) less 100% of any direct costs, direct expenses, and direct charges (in each case not associated with oil or gas production and which are not otherwise taken into account in the Report) incurred or accrued by Harken or its affiliates with respect to the Undeveloped Properties for the period of time from the Effective Time to the Valuation Date (the "Development Period"), including an appropriate amount of "overhead," which is hereby stipulated to be $180,000; (iii) less 100% of the Stipulated Value; (iv) less 100% of the Reserve Deficiency set forth in Section 1.10(i) hereof; and (v) less 100% of the Adverse Consequences set forth in Section 1.10(j) hereof. The above calculation shall be made without any duplication of additions or charges and with respect to clauses (i) and (ii) above shall be made using an accrual method of accounting.

         For purposes of this Section 1.10, "SEC Case" means the present value of estimated future net revenues, before taxes, of the specified reserves or property, determined in all material respects in accordance with the rules and regulations of the Securities Exchange Commission (the "SEC") using prices and costs in effect on the Valuation Date.

         (c) The number of Contingent Shares to be issued shall equal the quotient of the Valuation divided by the average closing sales price of Harken Common Stock for the 90 days immediately preceding the Valuation Date (the "Contingent Share Price").

         (d) The Contingent Shares, and a letter from the chief financial officer of Harken describing the calculations made in determining the number of Contingent Shares, shall be distributed on or about September 30, 1996 (the "Settlement Date") as follows:

                 (i) Two percent (2%) of the Contingent Shares shall be distributed to Concorde Financial Corporation ("Concorde").

                 (ii) Two percent (2%) of the Contingent Shares shall be distributed to EnCap Investments L.C. ("EnCap").

                 (iii) That number of Contingent Shares equal to the quotient of the Value of the Eastern Shelf Properties (as hereinafter defined) divided by the Contingent Share Price shall be distributed to the Royalty Holders which Contingent Shares shall be distributed among the Royalty

Holders in proportion to the interest in the Eastern Shelf Properties (as defined in Section 5.16 hereof) conveyed by a Royalty Holder and the interest in the Eastern Shelf Properties conveyed by all Royalty Holders. For purposes of this Section 1.10(d) "Value of the Eastern Shelf Properties" shall mean the amount equal to a two percent overriding royalty interest in the Eastern Shelf Properties as determined in the Report.

                 (iv) The remainder of the Contingent Shares shall be distributed to the Record Holders, with each such Record Holder receiving that fraction of such Contingent Shares as equal to the quotient of the number of shares of Harken Common Stock into which such holders' Search Shares or the Langston Note were converted at the Effective Time (not including Contingent Shares) plus the number of shares, if any, of Harken Common Stock received by the Record Holder upon the exercise of Harken Warrants (as defined in Section
7.01 hereof) or Unexchanged Search Warrants divided by the number of shares of Harken Common Stock into which all Record Holders' Search Shares and the Langston Note were converted at the Effective Time (not including Contingent Shares) plus the number of shares of Harken Common Stock received upon the exercise of all Harken Warrants or Unexchanged Search Warrants.

         For purposes of this Section 1.10, "Record Holder" shall mean a holder of record of Search Common Stock, or the Unexchanged Search Warrants at the Effective Time or a holder of Search Warrants that were exchanged for Harken Warrants at the Effective Time.

         (e) As soon as practicable after the date all Unliquidated Losses (as defined in Section 1.10(j) hereof) have become liquidated losses, liabilities, damages, fees or expenses actually suffered or incurred by Harken, Harken shall determine the amount, if any, that the Unliquidated Losses exceed such liquidated amount actually suffered or incurred by Harken (the "Excess Amount"). Harken shall then distribute to the Rights Holders (excluding the Royalty Holders), in accordance with the provisions of Sections 1.10(d) and 1.10(h) hereof, the number of additional Contingent Shares equal to the quotient of the Excess Amount divided by the Contingent Share Price (the "Final Settlement Date").

         (f) During the Development Period, Harken shall, through Merger Sub, as its wholly-owned subsidiary, own, hold and manage the Undeveloped Properties. Harken may sell, farmout, develop or otherwise deal in these Undeveloped Properties during the Development Period in a manner which, in its judgment, optimizes the full potential of these properties under the circumstances then existing. During the Development Period, Harken will cause a maximum of $600,000 (the "Development Amount") to be expended in the further exploration and/or development of the Undeveloped Properties as described in the development plan set forth in Exhibit "D". In the event that an insufficient number of the wells drilled on the Undeveloped Properties during the Development Period are determined to be commercial to warrant to Harken the prudent expenditure of the full Development Amount or otherwise which would justify further development and expenditures to a reasonable, prudent operator, then Harken shall not be required nor obligated to cause any additional minimum investments to be made on such Undeveloped Properties even if the Development Amount has not yet been expended in full.

         During the Development Period, Harken shall cause all production of oil and gas from the Undeveloped Properties to be sold to non-affiliates pursuant to bona fide contracts providing for the highest price reasonably attainable through good faith negotiations as of the date of each such contract.

         (g) As soon as practicable, but in any event within 90 days, after June 30, 1995 and December 31, 1995, Harken will provide to the Rights Holders a interim report regarding the status of development and production activities on the Undeveloped Properties.

         (h) On the Settlement Date (and on the Final Settlement Date), Harken shall deliver to each of the Rights Holders, at the addresses of the Rights Holders as they appear on the stock records of Search at the Effective Time (or, in the case of Concorde, EnCap or the Royalty Holders, at such address as may be specified in writing after the date hereof by Concorde, EnCap and the Royalty Holders, respectively) or at such other addresses as Rights Holders shall provide to Harken by written notice, certificates representing the number of shares of Harken Common Stock payable to such Rights Holder pursuant to this Section 1.10. No fractional shares of Harken Common Stock shall be issued or delivered pursuant to this Section 1.10. Should any Rights Holder be entitled to a fractional share interest in Harken Common Stock pursuant to this Section 1.10, Harken shall deliver to such Rights Holder that number of shares of Harken Common Stock to which such Rights Holder is entitled rounded up to the nearest whole number. In the event of any stock split, stock dividend, reclassification, merger, or consolidation occurring on or after 90 days immediately preceding the Valuation Date, the number of shares of Harken Common Stock distributable to the Rights Holders in accordance with this
Section 1.10 shall be appropriately adjusted to accord the equitable benefit of such changes to the Rights Holders. Dividends and other distributions with respect to Harken Common Stock declared after the Settlement Date and payable to the holders of record thereof after the Settlement Date shall be payable to the Rights Holders with respect to the shares of Harken Common Stock to be delivered pursuant to this Section 1.10; provided, however, no such payment shall be made unless and until a certificate representing the Contingent Shares shall have been delivered to the Rights Holders. No dividends payable to holders of record of shares of Harken Common Stock prior to the Settlement Date shall be paid to the Rights Holders with respect to such Contingent Shares.
The right of each Right Holder to receive shares of Harken Common Stock pursuant to this Agreement may not be assigned or transferred in any manner whatsoever except by operation of law or by will.

         (i) The reserve report dated as of July 1, 1994 is attached hereto as Exhibit "C" covering and evaluating each of the leases, wells and prospects of Search and its subsidiaries (the "Reserve Report"). If the aggregate value of the oil and gas reserves attributed to all of such properties pursuant to a subsequent reserve report to be prepared as of December 31, 1994 (the "Subsequent Report") is less in value than the aggregate value of all of such properties as set forth in the Reserve Report after giving credit for actual production from such properties for the period of time from July 1, 1994 to December 31, 1994 (the "Reserve Deficiency"), the Valuation shall be adjusted by such Reserve Deficiency as set forth in Section 1.10(b) hereof. The Subsequent Report will be prepared by a reserve engineering firm known in the oil and gas industry and chosen by Harken in good faith, based upon the same pricing and substantially the same parameters and criteria as used in the properties of the Reserve Report. The parties hereby agree that either or both parties current reserve engineers, Dupont and Gaffney Cline, are deemed to be acceptable for preparation of the Subsequent Report.

         (j) In the event Search breaches any of its representations, warranties and covenants contained in this Agreement, subject to an applicable survival period pursuant to Section 10.01 hereof, then Harken, as provided in
Section 1.10(b) hereof and this Section 1.10(j), may deduct from the amount of the Valuation, if any, the entirety of any Adverse Consequences (as defined below) resulting from, arising out of, relating to, or caused by such breach; provided, however, that no amount shall be deducted from the Valuation until Harken has suffered Adverse Consequences by reason of all such breaches equal to or in excess of $100,000 (at which point the entire amount of such Adverse Consequences will be deducted relating back to the first dollar). Solely for purposes of this Section 1.10 and in calculating the amount of the Adverse Consequences, any representation, warranty or covenant made by Search in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein.

         As used in this Section 1.10, "Adverse Consequences" means (a) the amount of any and all liquidated losses, liabilities or damages (including reasonable amounts paid in settlement) actually suffered or incurred by Harken as a result of a breach by Search of any of its representations, warranties or covenants contained in this Agreement; (b) the amount of any and all unliquidated losses, liabilities or damages as reasonably estimated in good faith by Harken to be suffered or incurred by Harken as a result of a breach by Search of any of its representations, warranties or covenants contained in this Agreement; and (c) all reasonable fees and expenses, including attorneys' fees and court costs, actually incurred by Harken or reasonably estimated in good faith by Harken to be incurred in connection with any claim, action, suit, proceeding or demand relating to a breach by Search of any of its representations, warranties or covenants. As a condition precedent to its ability to make an adjustment to the Valuation for Adverse Consequences relating to any loss, liability or damage actually suffered or incurred or estimated to be suffered or incurred by Harken as contemplated by the preceding provisions and which arises by virtue of a claim, action, suit, proceeding or demand of a third party, Harken must have used commercially reasonable efforts to defend against or otherwise challenge the merits of such claim, action, suit, proceeding or demand. The amount of unliquidated losses, liabilities, damages, fees and expenses reasonably estimated in good faith by Harken shall hereinafter be referred to as "Unliquidated Losses."

         (k)     The number of Contingent Shares to be issued pursuant to this
Section 1.10 is subject to the Maximum Share Limit as set forth in Article IX hereof.

         (l) The parties hereto agree that Harken's obligation to issue Contingent Shares is conditional in nature, and Harken may never make any additional payments beyond those shares of Harken Common Stock issued as of the Effective Time or upon the exercise of the Harken Warrants or the Unexchanged Search Warrants.

         SECTION 1.11  Appraisal Shares.

         (a) Search shall give Harken (i) prompt notice of any threat or actual assertions of appraisal rights received by Search from any of its stockholders ("Search Stockholders") who may be attempting to exercise their right to receive payment of the "fair value" of these Search Shares in accordance with Delaware Law, as well as any withdrawals of any such assertions, and any other instruments served pursuant to Delaware Law and received by Search or any of its affiliates, subsidiaries, officers, directors or agents and (ii) the opportunity to direct with the consent of Search all negotiations and proceedings with respect to assertions of appraisal rights under Delaware Law. Search shall not, except with the prior written consent of Harken, make any payment with respect to any assertions of appraisal rights or settle any such assertions.

         (b) In the event any Search Stockholder(s) give notice that they intend to exercise appraisal rights and such number of Search Shares dissenting does not exceed 5% of the outstanding Search Shares then in such event such Search Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have properly exercised their right of appraisal and receive payment of the "fair value" of his Search Shares in accordance with Delaware Law (collectively, the "Appraisal Shares") shall not be converted into or represent the right to receive the Stock Consideration, except that any Appraisal Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their rights of appraisal under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Stock Consideration, as determined in accordance with Section 1.06 hereof upon surrender of the certificate or certificates formerly representing such Search Shares.

         SECTION 1.12 Stock Transfer Books. At the Effective Time, the stock transfer books of Search shall be closed and there shall be no further registration of transfers of shares of Search Shares and the Search Warrants thereafter on the records of Search. From and after the Effective Time, the holders of certificates evidencing ownership of Search Shares or the Notes outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares or the notes except as otherwise provided herein or by law.

         SECTION 1.13 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Harken Common Stock shall have been changed into a different number of shares or a different class by reason of any recapitalization, reorganization, or any split-up or combination, or a stock dividend or distribution thereon shall be declared with a record date within said period, or for any other reason except for those enumerated in Sections 4.02(b)(iii) and (iv) hereof, the number and class of shares of Harken Common Stock to be issued and delivered at the Effective Time in exchange for each outstanding share of the Search Shares shall be proportionately adjusted.

         SECTION 1.14 Fractional Shares. No fractional share of Harken Common Stock shall be issued in the Merger. The total number of shares of Harken Common Stock that any person shall have a right to receive under this Agreement will be rounded up to the nearest whole share of Harken Common Stock.

         SECTION 1.15 Unexchanged Search Warrants. Search Warrants (as defined in Section 2.03 hereof) outstanding at the Effective Time and which have not been tendered pursuant to Article VII (the "Unexchanged Search Warrants") shall remain outstanding and shall be exercisable pursuant to their terms following the Effective Time; provided, however, that if the Unexchanged Search Warrants do not contain express provisions regarding the exercise price and the type and number of securities such warrant is exercisable for after the Merger, the Unexchanged Search Warrants shall be treated in the following manner:

         At the Effective Time, such Unexchanged Search Warrants shall be exercisable upon the same terms and conditions as the applicable Search Warrant except that each such Unexchanged Search Warrant shall be exercisable for that whole number of shares of Harken Common Stock equal to the product of the number of shares of Search Common Stock covered by the Unexchanged Search Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of Harken Common Stock, and the per share exercise price for the shares of Harken Common Stock issuable upon the exercise of such Unexchanged Search Warrant shall be equal to the quotient determined by dividing the exercise price per share of Search Common Stock specified for such Unexchanged Search Warrant under the applicable agreement immediately prior to the Effective Time by the Exchange Ratio rounding the resulting exercise price down to the nearest whole cent. In addition, a Record Holder of an Unexchanged Search Warrant who has exercised such warrant in whole or in part shall have the right to receive Contingent Shares, if any, as set forth in Section 1.10 hereof.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SEARCH

         Search hereby represents and warrants to Harken and Merger Sub as follows:

         SECTION 2.01 Organization and Qualifications; Subsidiaries. Each of Search and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders ("Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Neither Search nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such Approvals. Each of Search and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with Search or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Search and its subsidiaries taken as a whole or which would reasonably be expected to have an adverse financial statement impact to Search and its subsidiaries taken as a whole of $100,000 or more. A true and complete schedule listing of all of Search's and all of its subsidiaries, together with the jurisdiction of incorporation of each, the percentage of each subsidiary's outstanding capital stock owned by Search or another Search subsidiary, the capitalization and outstanding shares of each, is set forth in the Disclosure Schedule prepared by Search attached hereto as Exhibit "O"(the "Search Disclosure Schedule"). Except for such subsidiaries and as set forth in the Search Distribution Schedule, Search does not directly or indirectly own any majority equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than partnerships which are entered into in the ordinary course of business.

         SECTION 2.02 Certificate of Incorporation and By-Laws. Search has heretofore furnished to Harken a complete and correct copy of the Certificate of Incorporation and the By-Laws, each as amended to date, of Search and each of its subsidiaries. Such Certificate of Incorporation, By-Laws and the equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Search nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

         SECTION 2.03 Capitalization. The authorized capital stock of Search consists of 20,000,000 shares of Search Common Stock and 5,000,000 shares of Search Preferred Stock. As of the date hereof, (i) 3,690,632 shares of Search Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof; (ii) 575,000 shares of Search Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, all dividends due thereunder are fully paid through the date hereof, and such Search Preferred Stock is free of preemptive rights with no personal liability attaching to the ownership thereof; (iii) no shares of the Search Shares are held in the treasury of Search; (iv) other than an aggregate total of 989,000 shares of Search Common Stock reserved for issuance upon the exercise of outstanding stock purchase options and warrants (the "Search Warrants"), Search has no other shares reserved for issuance; and (v) other than the stock purchase options and warrants pursuant to the exercise of which the holders thereof can currently acquire shares of Search Common Stock all of which are disclosed in the Search Disclosure Schedule, and the issued and outstanding Search Preferred Stock, there are no other options, warrants, or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Search or any of its subsidiaries or obligating Search or any of its subsidiaries to issue or sell any shares of capital stock of, or any securities convertible into or evidencing the right to purchase any shares of capital stock of, or other equity interests in, Search or any of its subsidiaries. All of the Search Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable. There are no obligations, contingent or otherwise, of Search or any of its subsidiaries to repurchase, redeem or otherwise acquire any Search Shares or the common stock of any subsidiary to repurchase, redeem or otherwise acquire any Search Shares or the common stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity, including agreements entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each of Search's subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and such shares owned by Search or another subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Search's voting rights, charges or other encumbrances of any nature whatsoever.

         SECTION 2.04 Authority Relative to this Agreement. Search has the requisite corporate power and authority to execute and deliver this Agreement, and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Search and the consummation by Search of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Search are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the stockholders of Search, in accordance with Delaware Law and Search's Certificate of Incorporation and By-Laws). This Agreement has been duly and validly executed and delivered by Search and, assuming the due authorization, execution and delivery by Harken and Merger Sub, constitutes the legal, valid and binding obligation of Search, enforceable in accordance with its terms.

         SECTION 2.05  No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Search does not, and the performance of this Agreement by Search shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Search or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Search or any of its subsidiaries, or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Search or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Search or any of its subsidiaries is a party or by which Search or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Search does not, and the performance of this Agreement by Search shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the National Association of Securities Dealers Automated Quotations System, and the rules and regulations thereunder, and the filing and recordation of appropriate merger or other documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Search from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

         SECTION 2.06 Compliance; Permits. Except as disclosed in the Search Disclosure Schedule, (a) neither Search nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Search or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Search or any of its subsidiaries is a party or by which Search or any of its subsidiaries or its or any of their respective properties is bound or affected, nor has Search or any of its subsidiaries received and not finally resolved any complaint, citation or notice of a conflict with or a default or violation of any of the foregoing nor, are any threatened, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Search and its subsidiaries hold all permits, licenses, variances exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Search and its subsidiaries taken as a whole (collectively, the "Search Permits"). Search and its subsidiaries are in compliance with the terms of Search Permits, except where the failure to so comply would not have a Material Adverse Effect.

         SECTION 2.07 Securities and Exchange Commission Filing; Financial Statements. Search has filed all forms, reports and documents required to be filed with the SEC since January 1, 1990, and has heretofore delivered or made available to Harken, in the form filed with the SEC,

(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994, (iii) all proxy statements relating to Search's meetings of stockholders (whether annual or special) held since January 1, 1991, (iv) all Form 8-K's filed by Search with the SEC since January 1, 1991, (v) all other reports or registration statements filed by Search with the SEC since January 1, 1991 and (vi) all amendments and supplements to all such reports and registration statements filed by Search with the SEC since January 1, 1991 (collectively, the "Search SEC Reports"). The Search Disclosure Schedule lists all Search SEC Reports that have been provided to Harken prior to the date hereof. Except as set forth in the Search Disclosure Schedule, to the best knowledge and belief of Search, the Search SEC Reports (i) were prepared in substantial compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and with all of the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Search's subsidiaries is required to file any forms, reports or other documents with the SEC, or any state securities authority, except documents that may be filed with regard to the liquidation of the Search Partnerships (as defined in Section 6.02(m) hereof).

         (b) Except as set forth in the Search Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Search SEC Reports and each of the consolidated financial statements for the periods ended March 31, 1994 and June 30, 1994, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Search and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except for the omission of footnotes in the unaudited interim financial statements and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated financial statements provided by Search for periods subsequent to June 30, 1994, shall comply with the foregoing standards.

         SECTION 2.08 Undisclosed Liabilities. Except as and to the extent set forth on the consolidated balance sheet of Search and its subsidiaries as of June 30, 1994 (the "Balance Sheet Date"), including the notes thereto (the "Search Balance Sheet"), neither Search nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) as otherwise reflected in the Search SEC Reports filed with the SEC since the Balance Sheet Date, or (iii) as specified in the Search Disclosure Schedule.

         SECTION 2.09  Properties and Assets.      Except as set forth in the
Search Disclosure Schedule and except to the extent that the failure of any one or more of the following representations or warranties would not individually or in the aggregate have a Material Adverse Effect:

                 (a) Title to Property. Except as set forth in the Search Disclosure Schedule:

                          (i)     Search and/or its subsidiaries have Good
Title (as defined in Section 10.03 hereof) to the Oil and Gas Interests (as defined in Section 10.03 hereof).

                          (ii)    Except for Permitted Encumbrances (as defined
in Section 10.03 hereof), the Oil and Gas Interests reflected in the Reserve Report entitles Search and/or its subsidiaries to receive not less than the undivided interests set forth in such engineering report of all oil and gas produced, saved and sold from a particular property and the portion of the costs and expenses of operation and development of such property which is borne or to be borne by Search or its subsidiaries is not greater than the undivided interests set forth in such engineering report.

                          (iii)   Except for Permitted Encumbrances, Search
and/or its subsidiaries have good and marketable title to such portion of the assets of Search or its subsidiaries (other than the Oil and Gas Interests) and other properties included or reflected on the financial statements for Search's accounting periods prepared as of the Balance Sheet Date (attached hereto as Exhibit "A", the "Balance Sheet Date Statements"), which assets and properties are set forth and described on Exhibit "B-2" attached hereto.

                 (b) Oil and Gas Interests of Search and its Subsidiaries. Except as set forth in the Search Disclosure Schedule:

                          (i)     Neither Search nor any of its subsidiaries
has been advised by any operator, lessor or any other party of any material default under any such oil and gas leases which default has not heretofore been cured in all material respects.

                          (ii)    To the best knowledge of Search and its
subsidiaries all proper and timely payments (including but not limited to royalties, delay rentals and shut-in royalties), due under the oil and gas leases giving rise to the Oil and Gas Interests have been timely made and paid by the operator(s) of each such lease or well.

                          (iii)   Search and/or its subsidiaries are entitled
to be paid, and are being paid, in all material respects, its percentage of net revenue interests included in the Oil and Gas Interests without suspense and without indemnity other than those customarily found in the industry.

                 (c) Wells. Except as set forth in the Search Disclosure schedule:

                          (i)     All of the wells included in the Oil and Gas
Interests and which are described on Exhibit "B-1" hereto of Search and/or its subsidiaries have been drilled and completed within the boundaries of such Oil and Gas Interests or within the limits otherwise permitted by contract, pooling or unit agreement, lease instrument and by law.

                          (ii)    All drilling and completion of the wells in
such Oil and Gas Interests and all development and operations on such Oil and Gas Interests have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.

                          (iii)   Except as may be reflected in the Reserve
Report, no well included in such Oil and Gas Interests is subject to material penalties on allowables because of any overproduction (legal or illegal) which would prevent the full legal and regular allowable (including maximum permissible tolerance) as prescribed by any court or federal, state or local governmental body or agency to be assigned to any such well.

                 (d) Refund. Except as included or reflected on the Balance Sheet Date Statements as of June 30, 1994 or as set forth in the Search Disclosure Schedule:

                          (i)     Neither Search nor any of its subsidiaries is
obligated by virtue of a prepayment arrangement under any gas contract containing a "take or pay" or similar provision, a production payment or any other arrangement to deliver any material amount of gas or oil attributable to the Oil and Gas Interests at some future time without then or thereafter receiving full payment therefor.

                          (ii)    Neither Search nor any of its subsidiaries
has received any funds or payments from purchasers of production of gas under gas contracts which are subject to a potential material refund.

                 (e) Operation of Assets. Since the acquisition of Oil and Gas Interests by Search and/or its subsidiaries, the Oil and Gas Interests have been administered and maintained by Search directly or through its subsidiaries in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry. Neither Search nor any of its subsidiaries are named nor act as the operator of any Oil and Gas Interests or other leases or properties.

                 (f) Environmental Matters. (i)(A) Search and each of its subsidiaries is in material compliance with all applicable foreign, federal (including but not limited to the Clean Water Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Occupational Safety and Health Act and the Hazardous Materials Transportation Act), state and local laws and regulations and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata (collectively, "Environmental Laws")), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by Search and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and compliance with notification, reporting and registration provisions under applicable Environmental Laws; and (B) neither Search nor any of its subsidiaries has received notice of, or, to the knowledge of Search, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that individually or in the aggregate would have a Material Adverse Effect.

                 (ii) There are no Environmental Claims which individually or in the aggregate would have a Material Adverse Effect that are pending or, to the knowledge of Search, threatened against Search or any of its subsidiaries or, to the knowledge of Search, against any person or entity whose liability for any Environmental Claim Search or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

                 (iii) To the knowledge of Search, there are no circumstances that could form the basis for an Environmental Claim against Search or any of its subsidiaries, or against any person or entity whose liability for any Environmental Claim Search or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, which individually or in the aggregate would have a Material Adverse Effect.

         SECTION 2.10 Absence of Certain Changes or Events. Since June 30, 1994, except as disclosed in the Search Disclosure Schedule or in the Search SEC Reports filed since that date to the date of this Agreement or as otherwise contemplated by this Agreement, Search and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations or business of Search or any of its subsidiaries having a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Search or any of its subsidiaries having a Material Adverse Effect, (iii) any change by Search in its accounting methods, principles or practices, (iv) any reevaluation by Search, which is material taken as a whole, of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (v) any entry by Search or any of its subsidiaries into any commitment or transactions material to Search and its subsidiaries taken as a whole, (vi) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Search Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any subsidiary, (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Search or any of its subsidiaries, (viii) any contract, lease, commitment or loan outstanding where Search or any of its subsidiaries was a party that involved or related to any officer or director of Search or any of its subsidiaries, (ix) any increase or addition in the obligations, liabilities and/or accounts payable of Search, or (x) any reduction, loss or material decline in the value of its assets including, without limitation, monthly production of oil and gas from Search's properties, wells and leases.

         SECTION 2.11 Absence of Litigation. The Search Disclosure Schedule contains a list of all claims, actions, proceedings or investigations pending or, to the best knowledge of Search, threatened against Search or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Search nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect. Since June 30, 1994, and except as set forth in the Search Disclosure Schedule, there has been no event, action or other development in connection with any claim, action, proceeding, or investigation pending or to the best knowledge of Search threatened against Search or any of its subsidiaries or any properties or rights of Search or any of its subsidiaries, individually or in the aggregate, having a Material Adverse Effect.

         SECTION 2.12  Registration Statement;  Proxy Statement/Prospectus.
The information supplied by Search for inclusion in the Registration Statement (as defined in Section 3.10 hereof) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Search for inclusion in the proxy statement/prospectus to be sent to the stockholders of Search in connection with the meeting of Search's stockholders to consider the approval and adoption of this Agreement and the Merger (the "Search Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of Search Stockholders' Meeting, and at the Effective Time, contain any untrue statements of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Search Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Search, any of its subsidiaries, or any of its respective affiliated, officers or directors should be discovered by Search which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Search shall promptly inform Harken and Merger Sub. Notwithstanding the foregoing, Search makes no representation or warranty with respect to any information supplied by Harken which is contained in any of the foregoing documents. The Proxy

Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 2.13 Investment Bankers. No broker, finder, advisor, consultant, or investment banker, except for EnCap, Concorde and Principal Financial Securities, Inc. ("Principal"), are entitled to any consulting, brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Search. Search has received the oral opinion of Principal on the date of this Agreement to the effect that the consideration to be received by the common stockholders of Search as a result of the Agreement is fair, from a financial point of view, to the common stockholders of Search.

         SECTION 2.14 Board Recommendation. The Board of Directors of Search has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on November 7, 1994, determined that the Merger, in accordance with the terms of this Agreement, is in the best interests of Search and its stockholders, approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the stockholders of Search.

         SECTION 2.15 Warrants. At the Effective Time, except for the Search Warrants (as described in Section 2.03 hereof), there will be no outstanding options, warrants, or other agreements, arrangements or other derivative securities under which the holder thereof would have the right to acquire Search Common Stock, Search Preferred Stock or the capital stock of any of its subsidiaries.

         SECTION 2.16 Disposition of Harken Common Stock. Search has no knowledge that any Search stockholders nor any of the other parties whom will acquire shares of Harken Common Stock, as contemplated under this Agreement, have the present intention of disposing of such Harken Common Stock.

         SECTION 2.17  ERISA.

                 (a) Except as set forth in the Search Disclosure Schedule, Search currently has none and has never had, in the past, any employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), nor any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding), maintained or contributed to by Search or any of its subsidiaries.

                 (b) Neither Search nor any of its subsidiaries is a party to any collective bargaining agreement.

                 (c) Neither Search nor any of its subsidiaries has any obligation for retiree health, medical or life insurance benefits under any plan referred to in this Section 2.17(a) other than (a) deferred compensation benefits accrued as liabilities on the consolidated financial statements of Search and its subsidiaries, or (b) benefits the full cost of which are borne by the current or former employee (or his beneficiary).

         SECTION 2.18 Taxes. Search and each of its subsidiaries have duly filed all material U.S. federal, state, local and foreign tax returns required to be filed by it in any capacity, and Search has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) shown to be payable on such returns in respect of the periods covered by such returns and has made and recorded in the Balance Sheet Date Statements adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. Except as provided in the Search Disclosure Schedule, no U.S. federal income tax return ever filed by Search or any of its subsidiaries has ever been audited by the Internal Revenue Service (the "IRS"). Except as disclosed in the Search Disclosure Schedule, all deficiencies and assessments asserted as a result of any examinations or other audits by U.S. federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements contained in the Search SEC Reports, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect, other than those heretofore paid or provided for. Except as set forth in the Search Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any U.S. federal, state, local or foreign income tax return of Search or its subsidiaries. Except as set forth in the Search Disclosure Schedule, neither Search nor any of its subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the Merger will not be a factor causing any payments to be made by Search, Harken or any subsidiaries of either which payments are not deductible (in whole or in part) pursuant to Section 280G of the Code. For purposes of this Agreement, "Taxes" shall mean all taxes, fees, levies, duties, charges or other assessments imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

         SECTION 2.19 Change in Control. Except as set forth in the Search Disclosure Schedule, neither Search nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision. Except as set forth in the Search Disclosure Schedule or as set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Search or any of its subsidiaries to any person.

         SECTION 2.20 Material Contracts. The Search Disclosure Schedule sets forth a complete and accurate list of all contracts, agreements and instruments (including any amendments hereto), other than oil and gas leases, to which Search or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound which (a) is material to the oil and gas business conducted by Search and its subsidiaries to which Search or any of its subsidiaries is a party or by which they or their respective assets are bound or subject or (b) provide for payments in any one year by or to Search or any of its subsidiaries in excess of $10,000. Except as set forth in the Search Disclosure Schedule, each of such contracts, agreements and instruments is valid and binding and in full force and effect and, to the best knowledge of Search, there has not occurred any default by any party thereto which remains unremedied as of the date hereof.

         SECTION 2.21 Insurance. The Search Disclosure Schedule lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Search or any of its subsidiaries. All such policies: (a) are with insurance companies believed by Search to be financially capable and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Search or its subsidiaries in all material respects with all requirements of law and of all material agreements to which Search or any of its subsidiaries is a party; (d) are, to Search's knowledge, valid and outstanding policies enforceable against the insurer; (e) provide insurance coverage against all risks normally insured against in accordance with generally prevailing practices in the oil and gas industry; and (f) provide that they will remain in full force and effect through the respective dates set forth in the Search Disclosure Schedule, subject to payment of required premiums thereunder.

         SECTION 2.22 Banks; Attorneys-in-fact. The Search Disclosure Schedule sets forth a complete list showing the name of each bank or other financial institution in which Search or any of its subsidiaries has accounts (including a list of the names of all persons currently authorized to draw thereon or to have access thereto). Such list also shows the name of each person holding a power of attorney and any other power or authority under which another party may obligate or commit Search, its subsidiaries, or any of their assets in any manner or form.

         SECTION 2.23 Amendment to Stock Options. The Stock Option Agreement between Search and Dr. Gary Wood dated March 3, 1994 to purchase 25,000 shares of Search Common Stock has been amended to terminate on June 30, 1996.

         SECTION 2.24 Documentation Regarding Partnerships. Search has delivered to Harken copies of all materials and documents previously sent or delivered to the partners of any of the Search Partnerships in connection with either the acquisition by Search or any of its subsidiaries of partnership interests in the Search Partnerships or the liquidation of the Search Partnerships.

         SECTION 2.25 Ownership of Harken Stock. Search does not own, nor has it owned during the past five years, any shares of the stock of Harken.

         SECTION 2.26 Not Investment Company. Neither Search nor any of its subsidiaries is a investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         SECTION 2.27 No Intercorporate Indebtedness. There is no intercorporate indebtedness existing between Search and Harken that was issued, acquired or will be settled at a discount.


                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF HARKEN AND MERGER SUB

         Harken and Merger Sub hereby, jointly and severally, represent and warrant to Search that:

         SECTION 3.01 Organization and Qualifications; Subsidiaries. Each of Harken and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Neither Harken nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such Approvals. Each of Harken and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with Harken or Merger Sub, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Harken and its subsidiaries taken as a whole. The Disclosure Schedule prepared by Harken attached hereto as Exhibit "P" (the "Harken Disclosure Schedule") lists all of Harken's subsidiaries.

         SECTION 3.02 Certificate of Incorporation and By-Laws. Harken has heretofore furnished to Search a complete and correct copy of the Certificate of Incorporation and the By-Laws, each as amended to date, of Harken and Merger Sub. Each of Harken's and Merger Sub's Certificate of Incorporation, By-Laws and the equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Harken nor any of its subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws.

         SECTION 3.03  Capitalization.

         (a) The authorized capital stock of Harken consists of (i) 100,000,000 shares of Harken Common Stock of which, as of the date hereof, 59,482,853 shares were issued and outstanding, 5,983,655 shares are held in treasury, 6,425,534 shares are reserved for issuance pursuant to (A) outstanding options under Harken's stock option plans, (B) the conversion terms of Harken's Series C Convertible Preferred Stock and (C) the terms set forth in the Harken Disclosure Schedule; and (ii) 10,000,000 shares of preferred stock of which, as of the date hereof, 186,760 shares of Harken's Series C Convertible Preferred Stock were issued and outstanding. The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $.10 per share, 1,000 shares of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Harken's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth in this Section 3.03, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Harken or any of its subsidiaries or obligating Harken or any of its subsidiaries to issue or sell any shares of capital stock of, or any securities convertible into or evidencing the right to purchase any shares of capital stock of, or other equity interests in, Harken or any of its subsidiaries. There are no obligations, contingent or otherwise, of Harken or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Harken Common Stock or the capital stock of any subsidiary of Harken. Each of the outstanding shares of capital stock of each of Harken's subsidiaries is duly authorized, validly issued, fully paid, and non-assessable, and such shares owned by Harken or another subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Harken's voting rights, charges, or other encumbrances of any nature whatsoever.

         (b) The shares of Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, if any, issued on the Settlement Date and the Final Settlement Date and upon exercise of the Harken Warrants and the Unexchanged Search Warrants in accordance with their terms, the shares of Harken Common Stock issued thereunder, will, upon their issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any preemptive rights with no personal liability attached to the ownership thereof.

         SECTION 3.04 Authority Relative to this Agreement. Each of Harken and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Harken and Merger Sub and the consummation by Harken and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Harken and Merger Sub and no other corporate proceedings on the part of Harken or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Harken and Merger Sub and assuming the due authorization, execution and delivery by Search, constitutes the legal, valid and binding obligation of each of Harken and Merger Sub, enforceable in accordance with its terms.

         SECTION 3.05  No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Harken and Merger Sub do not, and the performance of this Agreement by Harken and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Harken, Merger Sub, or any of Harken's subsidiaries (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Harken, any of its subsidiaries, or Merger Sub or by which any of their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Harken, or any of its subsidiaries, or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Harken, or any of its subsidiaries, or Merger Sub is a party or by which Harken, or any of its subsidiaries, or Merger Sub or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Harken and Merger Sub do not, and the performance of this Agreement by Harken and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the American Stock Exchange and the rules and regulations thereunder, and the filing and recordation of appropriate merger or other documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Harken or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

         SECTION 3.06  Compliance; Permits.

         (a) Neither Harken nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Harken or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Harken or any of its subsidiaries is a party or by which Harken or any of its subsidiaries or any of its or any of their respective properties is bound or affected, nor, except as disclosed in the Harken Disclosure Schedule, has Harken or any of its subsidiaries received and not finally resolved any complaint, citation or notice of a conflict with or a default or violation of any of the foregoing nor, to the best of Harken's knowledge, are any threatened, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Harken and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Harken and its subsidiaries taken as a whole (collectively, the "Harken Permits"). Harken and its subsidiaries are in compliance with the terms of the Harken Permits, except where the failure to so comply would not have a Material Adverse Effect.

         SECTION 3.07  SEC Filings; Financial Statements.

         (a) Harken has filed all forms, reports and documents required to be filed with the SEC since January 1, 1989, and has heretofore delivered or made available to Search, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994, (iii) all proxy statements relating to Harken's meetings of stockholders (whether annual or special) held since January 1, 1991, (iv) all Form 8-K's filed by Harken with the SEC since January 1, 1991, (v) all other reports or registration statements filed by Harken with the SEC since January 1, 1991 and (vi) all amendments and supplements to all such reports and registration statements filed by Harken with the SEC since January 1, 1991 (collectively, the "Harken SEC Reports"). The Harken Disclosure Schedule lists all Harken SEC Reports which have been provided to Search prior to the date hereof. To the best knowledge and belief of Harken, the Harken SEC Reports (i) were prepared in substantial compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Harken's subsidiaries is required to file any forms, reports or other documents with the SEC or any state securities authority.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Harken SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Harken and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except for the omission of certain footnotes in the unaudited interim financial statements and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

         (c) Except as and to the extent set forth on the consolidated balance sheet of Harken and its subsidiaries as at the Balance Sheet Date, including the notes thereto (the "Harken Balance Sheet"), neither Harken nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) as otherwise reflected in the Harken SEC Reports filed with the SEC since the Balance Sheet Date, or (iii) as specified in the Harken Disclosure Schedule.

         SECTION 3.08 Absence of Certain Changes or Events. Since June 30, 1994, except as disclosed in the Harken Disclosure Statement or in the Harken SEC Reports filed since that date to the date of this Agreement, Harken and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(i) any change in the financial condition, results of operations or business of Harken or any of its subsidiaries having a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Harken or any of its subsidiaries having a Material Adverse Effect, (iii) any change by Harken in its accounting methods, principles or practices, or (iv) any re-evaluation by Harken, which is material taken as a whole, of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

         SECTION 3.09 Absence of Litigation. The Harken Disclosure Schedule contains a list of all claims, actions, proceedings or investigations pending or, to the best knowledge of Harken, threatened against Harken or any of its subsidiaries, or any properties or rights of Harken or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which could have a Material Adverse Effect on Harken or any of its subsidiaries. As of the date hereof, neither Harken nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect. Since June 30, 1994, there has been no event, action or other development in connection with any claim, action, proceeding or investigation pending or to the best knowledge of Harken threatened against Harken, any of its subsidiaries, or any properties or rights of Harken or any of its subsidiaries, individually or in the aggregate, having a Material Adverse Effect.

         SECTION 3.10  Registration Statement;  Proxy Statement/Prospectus.
The information supplied by Harken for inclusion in the registration statement of Harken pursuant to which the shares of Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, the Harken Warrants, and the shares of Harken Common Stock issuable pursuant to the exercise of the Harken Warrants and the Unexchanged Search Warrants will be registered with the SEC (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Harken for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of Search's Stockholders Meeting and at the Effective Time contain any untrue statements of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Harken, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Harken or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Harken or Merger Sub will promptly inform Search. Notwithstanding the foregoing, Harken and Merger Sub make no representation or warranty with respect to any information supplied by Search which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

         SECTION 3.11 Investment Bankers. No broker, finder, advisor, consultant, or investment banker is entitled to any consulting, brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Harken.

         SECTION 3.12 Board Approval. The Board of Directors of Harken has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on September 30, 1994, determined that the Merger in accordance with the terms of this Agreement, is fair to and in the best interests of its stockholders.

         SECTION 3.13 . Merger Sub will acquire at least ninety percent (90%) of the fair market value of Search's net assets and at least seventy percent (70%) of the fair market value of Search's gross assets in Merger. For purposes of this representation, amounts paid by Search to dissenters, amounts paid by Search to stockholders who receive cash or other property, amounts used by Search to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Search will be included as assets of Search immediately prior to the Merger.

         SECTION 3.14 Control of Merger Sub. Prior to the Merger, Harken will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Following the Merger, Merger Sub will not issue additional shares of its stock that will result in Harken losing control of Merger Sub within the meaning of
Section 368(c) of the Code. No stock of Merger Sub will be issued in the Merger.

         SECTION 3.15 No Plan or Intention to Reacquire Stock. Harken has no current plan or intention to reacquire any shares of Harken Common Stock issued at the Effective Time.

         SECTION 3.16 No Plan or Intention to Merge, Sell or Otherwise Dispose of Search. Harken has no current plan or intention after the Merger to liquidate Merger Sub; to merge Merger Sub with or into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of its assets or of any of the assets acquired from Search, except for dispositions made in the ordinary course of business, dispositions contemplated by this Agreement or transfers described in Section 368(a)(2)(C) of the Code.

         SECTION 3.17 No Liabilities. Merger Sub will have no liabilities prior to the Merger. There is no intercorporate indebtedness existing between Harken and Search or between Merger Sub and Search that was issued, acquired or will be settled at a discount.

         SECTION 3.18 Historic Business. Following the Merger, Merger Sub will continue the historic business of Search or use a significant portion of Search's historic business assets in a business.

         SECTION 3.19 Ownership of Search Stock. Harken does not own, nor has it owned during the past five years, any shares of the stock of Search.

         SECTION 3.20 Not Investment Company. Harken and Merger Sub are not investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         SECTION 3.21 No Prior Business. Merger Sub has not conducted any business prior to the Merger, except such business as may be necessary for Merger Sub to engage in the Merger.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 4.01  Conduct of Business by Search Pending the Merger.
Except as disclosed in the Search Disclosure Schedule or as contemplated in this Agreement, Search covenants and agrees that, between the date of this Agreement and the Effective Time, unless Harken shall otherwise agree, which agreement shall not be unreasonably withheld, Search shall conduct business and shall cause the businesses of its subsidiaries, to be conducted only in, and Search shall not, take any action except in, the ordinary course of business and in a manner consistent with past practice, and Search shall use commercially reasonable efforts to preserve substantially intact the business organization of Search and its subsidiaries, to keep available the services of the present officers, employees and consultants of Search and its subsidiaries and to preserve the present relationships of Search and its subsidiaries with customers, suppliers, partners, investors, operators and other persons with which Search and its subsidiaries have significant business relations. By way of amplification and not limitation, except as disclosed in the Search Disclosure Schedule and as contemplated in this Agreement, neither Search nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Harken, which consent shall not be unreasonably withheld:

         (a) amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

         (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Search, any of its subsidiaries, or affiliates (except for sales of Search Common Stock pursuant to the valid exercise for cash of any of the existing Search Warrants);

         (c) sell, assign, transfer, hypothecate, pledge, mortgage, or in any other manner transfer or dispose of any of its properties, leases or assets (other than oil and gas production in the normal course of business);

         (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except dividends payable on the preferred stock of Search for the period ending September 30, 1994 and December 31, 994;

         (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) enter into or agree to amend, modify, extend, terminate or in any way change any of the terms, conditions or provisions of any of the Material Contracts; (iv) enter into or amend any other contract, agreement, commitment, or arrangement other than in the ordinary course of business; (v) the settlement of claims not exceeding $10,000 for fair value, and the payment of existing debts to banks, affiliated, vendors, joint venturers, or stockholders which have been previously disclosed to Harken; or
(vi) except as set forth in the Search Disclosure Schedule, authorize or incur any capital expenditures which are individually or, in the aggregate, in excess of $10,000 for Search and any of its subsidiaries taken as a whole;

         (g) increase the compensation or fees payable or to become payable to its directors, officers or employees, or grant any severance or termination pay, warrants or stock options to, or enter into any employment, severance or other agreement with any director, officer or other employee of Search or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except for the termination of consulting and other agreements with former officers and directors of Search and its subsidiaries;

         (h) take any action other than in the ordinary course of business and in a manner consistent with past prudent practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

         (i) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

         (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as contemplated in the Balance Sheet Date Statements or the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against, in the financial statements of Search or incurred in the ordinary course of business and consistent with past practice.

         SECTION 4.02 Conduct of Business by Harken and Merger Sub Pending the Merger. Except as contemplated by this Agreement or as otherwise disclosed in the Harken Disclosure Schedule, Harken and/or its subsidiaries, as the case may be, shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Search:

         (a) amend or otherwise change its Certificate of Incorporation or By- Laws;

         (b) issue or sell, pledge, dispose of, encumber, or authorize the issuance or sale of, any shares of capital stock of any class, or any options, warrants, convertible securities, or any rights of any kind to acquire shares of capital stock of Harken or any of its subsidiaries, except for (i) the issuance of Harken Common Stock pursuant to the transactions contemplated hereunder, (ii) the issuance of the Harken Warrants in the Exchange Offer (as defined in Section 7.01 hereof), (iii) the issuance of a maximum of 6,425,534 shares of Harken Common Stock currently reserved for issuance under Section
3.03 hereof, (iv) the issuance and sale of capital stock for fair value as determined by the Board of Directors of Harken, and (v) transactions relating to indebtedness incurred or to be incurred by Harken or any of its subsidiaries;

         (c) reclassify, combine, split, or subdivide, directly or indirectly, any of its capital stock; or

         (d) Merger Sub shall not conduct any business other than such business as may be necessary to prepare the Merger Sub to engage in the transactions contemplated hereunder.

         SECTION 4.03 Insurance. Through the Effective Time, Search and Harken will each maintain in full force and effect either all of their policies of insurance which were in effect on June 30, 1994 or insurance comparable to the coverage afforded by such policies.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

         SECTION 5.01  Proxy Statement/Prospectus; Registration Statement.

         (a) As promptly as practicable after the execution of this Agreement, Search and Harken shall prepare and file with the SEC and any other appropriate regulatory authority, a registration statement on SEC Form S-4, or on such other form as shall be appropriate ("Form S-4"), containing a proxy statement/prospectus relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Search and the registration under the Securities Act of the shares of Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, the Harken Warrants, and the shares of Harken Common Stock issuable pursuant to the exercise of the Harken Warrants and the Unexchanged Search Warrants. Harken and Search shall each use all commercially reasonable efforts to cause the Form S-4 to become effective as soon thereafter as practicable. Subject to the applicable fiduciary duties of directors of Search, as determined by such directors after consultation with independent counsel, the Proxy Statement shall include the recommendation of the Board of Directors of Search in favor of the Merger. The Board of Directors of Search shall submit the Merger on the basis that it be approved by a majority of the voting power of the holders of the Search Common Stock and the holders of Search Preferred Stock voting separately as a class.

         (b) Harken shall use all commercially reasonable efforts to keep effective and maintain from Closing until July 17, 1996 the Registration Statement or such other registration statement under the Securities Act as Harken may select covering the sale of the shares of Harken Common Stock issuable upon the exercise of the Harken Warrants and the Unexchanged Search Warrants, and from time to time during such period shall amend or supplement the prospectus used in connection therewith to the extent necessary in order to comply with applicable law.

         (c) Harken and Search shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws, under applicable foreign securities laws, rules and regulations and under any rules and regulations of any stock exchange and shall use all commercially reasonable efforts to obtain required approvals and clearances with respect thereto. Search shall make all necessary filings with any exchange upon which the Search Common Stock shall be listed.

         SECTION 5.02  Meeting of Stockholders.

         (a) Search shall promptly after the date hereof take all action necessary in accordance with Delaware Law, any exchange upon which the Search Common Stock may be listed, and its Certificate of Incorporation and By-Laws to convene the Search Stockholders' Meeting for the purpose of voting on this Agreement and the Merger; provided, however, that Search will have no obligation to hold such meeting prior to the effective date of the Registration Statement. Subject to the applicable fiduciary duties of the Board of Directors of Search, Search will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger and shall use commercially reasonable efforts to solicit from stockholders of Search proxies in favor of the Merger and shall take any and all other actions necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to effect the Merger.

         (b) Harken shall promptly after the date hereof take all action necessary to cause the Harken Common Stock to be issued as of the Effective Time, the Contingent Shares, and the shares of Harken Common Stock issued pursuant to the exercise of the Harken Warrants and the Unexchanged Search Warrants to be approved for listing on the American Stock Exchange prior to the Effective Time. In addition, Harken shall take all action necessary to cause the Contingent Shares to be approved for listing on the American Stock Exchange prior to the Settlement Date.

         SECTION 5.03  Access to Information; Confidentiality.

         (a) From the date hereof to the Effective Time, each of Search, Harken and Merger Sub shall, and shall cause their respective subsidiaries, affiliates, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of one another complete access at all reasonable times to one another's officers, employees, agents, properties, offices, plants and other facilities and to all books and records, including the audit work papers of their respective certified public accountants, and shall furnish one another with all financial, operating and other data and information generated in the ordinary course of business as each, through its officers, employees or agents, may reasonably request; provided, however, that no party shall be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish. Harken and Search further agree to furnish to Harken, Merger Sub, and to Search, respectively, and to use their commercially reasonable efforts to cause their respective independent certified public accountants to furnish, copies of all tax returns, and of all work papers, audit work papers, and background materials used in the preparation of such tax returns by Harken, Search, or their respective accountants.

         (b) Each of Harken, Merger Sub and Search shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents to, hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required to be disclosed by law or in the Registration Statement or Proxy Statement) and shall ensure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Search, Harken or Merger Sub, as the case may be.

         (c) In the event of the termination of this Agreement, Search, Harken and Merger Sub shall, and shall cause their respective affiliates, officers, directors, employees and agents to, (i) return promptly every document furnished to them by one another or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and shall cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available, and
(ii) retain in confidence all documents created by them from any data, information or document furnished by Search, Harken or Merger Sub, as the case may be, or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and shall cause others to whom such documents may have been furnished promptly to destroy the same and any copies thereof, other than documents created from data, information or documents filed with the SEC or otherwise publicly available.

         (d) No investigation pursuant to this Section 5.03 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

         SECTION 5.04 No Solicitations. From and after the date hereof, Search will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its subsidiaries (collectively, "Search Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any prospective buyer or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Transaction (as defined herein) from any person, or engage in any discussions or negotiations relating thereto or accept any Acquisition Transaction; provided, however, that, notwithstanding any other provision of this Agreement,
(i) Search may engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly of indirectly, by or with Search or any Search Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Search and its business, properties and assets, (ii) Search's Board of Directors may take and disclose to Search's stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act and (iii) following receipt of an Acquisition Transaction that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Search's Board of Directors after consultation with Search's financial advisors), the Board of Directors of Search may withdraw, modify or not make its recommendation referred to in Section 5.02 hereof or terminate this Agreement in accordance with Section 8.01(d) hereof, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of Search shall conclude in good faith after consulting with Search's outside counsel that such action is necessary in order for the Board of Directors of Search to act in a manner which is consistent with its fiduciary obligations under applicable law. Search shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Search or any Search Representatives with respect to any Acquisition Transaction. Search will promptly notify Harken of any such discussions or negotiations, requests for such information or the receipt of any Acquisition Transaction, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Transaction and the material terms and conditions of any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" shall mean any proposal or offer, other than a proposal or offer by Harken or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Search or any subsidiary or division of Search or any proposal to acquire in any manner an equity interest in, or significant assets of, Search or any of its subsidiaries or divisions.

         SECTION 5.05 Consents; Approvals. Search and Harken shall use all commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and Search and Harken shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by Search and Harken and the consummation by them of the transactions contemplated hereby. Search and Harken shall furnish all information required to be included in the Proxy Statement and the Registration Statement, and the American Stock Exchange Listing Application, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         SECTION 5.06 Agreements of Affiliates. Search shall deliver to Harken, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter"), in the form attached hereto as Exhibit "E-1," identifying all persons who are, at the record date for the Search Stockholders' Meeting, "affiliates" of Search for purposes of Rule 145 under the Securities Act. Search shall use commercially reasonable efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Harken, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in the form attached hereto as Exhibit "E-2." Harken shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Harken Common Stock to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Harken Common Stock, consistent with the terms of such Affiliate Agreements.

         SECTION 5.07 Notes. Prior to the Closing, Search shall enter into agreements with each of Concorde, EnCap and Joseph F. Langston to amend, effective as of the Effective Time, the Letter Agreement dated January 10, 1994 between Search and Concorde (the "Concorde Agreement"), the Letter Agreement dated December 20, 1993 between Search and EnCap (the "EnCap Agreement") and the Employment Agreement dated July 1, 1991 between Search and Mr. Langston (the "Employment Agreement"), pursuant to which amendments Search shall issue a demand, unsecured, non-interest bearing promissory note to (a) evidence the amount payable to Concorde by Search at the Closing under the Concorde Agreement in the form attached hereto as Exhibit "H-1" (the "Concorde Note");
(b) evidence the amount payable to EnCap at the Closing by Search under the EnCap Agreement in the form attached hereto as Exhibit "H-2" (the "EnCap Note"); and (c) evidence the full settlement of any amounts payable to Joseph
F. Langston under the Employment Agreement, reduced by the amount of any salary paid to Mr. Langston by Search prior to the Effective Time in the form attached hereto as Exhibit "H-3" (the "Langston Note"). Each of the Concorde Note, EnCap Note and the Langston Note shall provide that at the Effective Time it will be converted automatically into and represent the right to receive shares of Harken Common Stock, as provided in Section 1.07 hereof.

         SECTION 5.08  Indemnification of Directors and Officers.  (a)   From
and after the Closing, Harken shall cause the Surviving Corporation to, and the Surviving Corporation shall, keep in effect a provision in its Certificate of Incorporation, substantially in the form of Exhibit "M," providing for the exculpation of liability for, and the indemnification of, each person who is now or ever has been an officer, director, employee, trustee or agent of Search and/or any of its Subsidiaries (as identified on Schedule 5.08 attached hereto the "Agent Indemnified Parties") to the fullest extent permitted under applicable law, which provision shall not (i) be contradicted by, or in conflict with , any other term or provision of such Certificate of Incorporation, or (ii) be amended or repealed except as required by applicable law or except to make changes permitted by law that would enlarge an Agent Indemnified Parties' right of indemnification, until the lapse of the time period provided for in Section 11 of the indemnification agreements to be entered into pursuant to Section 5.08 (c) below.

         (b) The rights of each Agent Indemnified Party hereunder shall be in addition to any other rights such Agent Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation as the surviving entity to the Merger, under Delaware Law or otherwise. The Merger Sub shall deliver a true and complete copy of its Certificate of Incorporation and Bylaws to Search prior to the Closing.

         (c) At the Closing, Harken and Surviving Corporation each agree to enter into indemnification agreements, substantially in the form of Exhibit "N," with each of the Agent Indemnified Parties.

         (d) The provisions of this Section 5.08 shall survive the consummation of the Merger and are expressly intended to benefit each of the Agent Indemnified Parties.

         SECTION 5.09 Taxability of Transaction. Harken and Search agree to treat the Merger as a reorganization under Section 368(a)(1) of the Code. In addition, Harken and Search agree to treat Section 483 of the Code and the regulations thereunder and not Section 1273 of the Code and the regulations thereunder as being applicable to compute the amount of interest, if any, that will be treated as income to the current stockholders of Search and deductible by Harken upon such stockholders' receipt of Contingent Shares. Harken agrees to use commercially reasonable efforts to maintain the position upon any audit or administrative proceeding with the IRS that

Section 483 of the Code, rather than Section 1273 of the Code, is applicable to impute interest income to the current stockholders upon the issuance to them of the Contingent Shares. Search agrees that either its legal counsel (or a firm of certified public accountants retained by it) shall render an opinion with regard to the material tax consequences of the transactions hereunder to the holders of Search Shares and the Search Warrants, which opinion shall be filed as an exhibit to the Registration Statement as required by Item 601(b)(8) of Regulation S-K of the Securities Act.

         SECTION 5.10 Notice of Developments. Search shall give prompt notice to Harken, and Harken shall give prompt notice to Search, of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of Search, Harken or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.11 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) promptly make its respective filings, and thereafter make any other required submissions, and (b) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Search and Harken and their subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

         SECTION 5.12 Public Announcements. Harken and Search shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

         SECTION 5.13 Director Nominee. After the Effective Time, Harken's Board of Directors will nominate and elect Dr. Gary Wood as a Director of Harken to serve in such position through Harken's Annual Stockholders meeting to be held on or about June 1996.

         SECTION 5.14 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses, except that expenses incurred in connection with the preparation of the Registration Statement and the printing and mailing of the Proxy Statement shall be shared equally by Search and Harken.

         SECTION 5.15 Major Transactions. Described on Exhibit "K" attached hereto, are the material terms of certain transactions (the "Major Transactions") which Search has represented to Harken have been negotiated and agreed to between all parties necessary to each of such transactions and which will be documented and fully and finally closed by Search prior to the Effective Time. The parties recognize and agree that the timely closing and completion of each of these Major Transactions prior to the Effective Time is of material importance in connection with the Merger.

         SECTION 5.16 Assignment of Eastern Shelf Overriding Royalty. Prior to the Closing, Search shall acquire the overriding royalty interests in the Eastern Shelf Properties (as defined in Exhibit "F" attached hereto) by entering into the Royalty Assignment Agreement with each of the holders (the "Royalty Holders") of such royalty interests (the "Eastern Shelf Overriding Royalty Interests"), a form of which agreement is attached hereto as Exhibit "L" (the "Royalty Assignment Agreement").

         SECTION 5.17 Partnership Documents. Search will deliver to Harken full and complete copies of any and all documentation and correspondence it or any of its subsidiaries proposes to send to any of the Partners of any of the Search Partnerships, prior to such items being sent. Harken shall have the right to review, comment on and approve all such documents and correspondence, which approval Harken will not unreasonably withhold.



                                   ARTICLE VI
                              CONDITIONS OF MERGER

         SECTION 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Harken or Search, threatened by the SEC;

         (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by (i) the requisite vote of the holders of Search Common Stock (which shall be the minimum required by Delaware Law or the Certificate of Incorporation and Bylaws of Search) and (ii) the holders of 100% of the outstanding Search Preferred Stock;

         (c) AMEX Listing. The shares of Harken Common Stock issuable at the Effective Time, the Contingent Shares and the shares of Harken Common Stock issuable pursuant to the exercise of the Harken Warrants or Unexchanged Search Warrants shall have been approved for listing on the American Stock Exchange upon official notice of issuance; and

         (d) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

         SECTION 6.02 Additional Conditions to Obligations of Harken and Merger Sub. The obligations of Harken and Merger Sub to effect the Merger are also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Search contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Effective Time, except for changes contemplated by this Agreement, and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Harken and Merger Sub shall have received a certificate of the President and Chief Financial Officer of Search to that effect;

         (b) Agreements and Covenants. Search shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, including but not limited to the Major Transactions;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Search for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Search;

         (d) No Challenge. There shall not be any actual or threatened action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging, or seeking material damages by reason of consummation of the transactions contemplated by this Agreement, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Harken or its subsidiaries of all or any portion of the business or assets of Search, in either case having a Material Adverse Effect on Search or Harken;

         (e) Affiliate Agreements. Harken shall have received from the chief executive officer of Search the Affiliate Letter and from each person who is identified in the Affiliate Letter as an "affiliate" of Search, an Affiliate Agreement;

         (f) Amendment of Agreements. The Employment Agreement, Concorde Agreement and the EnCap Agreement shall have been amended by the mutual written agreement of the parties thereto, effective as of the Effective Time as described in Section 5.07 hereof;

         (g) Other Agreements. Except as listed on the Search Disclosure Schedule, all agreements between Search and any of Search's officers or directors shall have been terminated by the mutual written agreement of the parties thereto, effective as of the Effective Time;

         (h) Material Adverse Effect. No fact, event or condition (financial or otherwise) shall have occurred with respect to Search and its subsidiaries taken as a whole having, in the aggregate, a Material Adverse Effect as defined in Section 2.01 hereof on Search and its subsidiaries;

         (i) Dissenting Votes. The holders of not more than five percent (5%) of the outstanding Search Shares shall have exercised their appraisal rights, if any, in accordance with Delaware Law;

         (j) Reconveyance of Overriding Royalty Interests. Search shall have obtained and made available for filing, if necessary, such assignments and other evidences of transfer as are reasonably necessary in such form as may be acceptable to Harken covering the reconveyance in full to Search of the Eastern Shelf Overriding Royalty Interests; and

         (k) Liquidation of Search Partnerships. The partnerships listed on Exhibit "I" (the "Search Partnerships") shall have been liquidated pursuant to the terms of their respective partnership agreements and on the terms and conditions and with such agreements as are acceptable to Harken. Exhibit "I" sets forth the disposition of each of the general and limited partnership interests in each of the Search Partnerships. Harken shall have received from Stead & Sughroue, L.L.C., an opinion in the form and substance satisfactory to Harken, that (i) the Search Partnerships have been liquidated and dissolved in accordance with the terms of each of the partnership agreements and applicable laws, and (ii) if Search or any of its subsidiaries acquired any of the partnership interests of any of the Search Partnerships, that the acquisition of such interests was in accordance with the terms of each of the partnership agreements and applicable laws.

         SECTION 6.03 Additional Conditions to Obligation of Search. The obligation of Search to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Harken and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) with the same force and effect as if made on and as of the Effective Time, and Search shall have received a certificate of the President and Chief Financial Officer of Harken to that effect;

         (b) Agreements and Covenants. Harken and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

         (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Harken and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Harken and Merger Sub;

         (d) No Challenge. There shall not be any actual or threatened action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging, or seeking material damages by reason of consummation of the transactions contemplated by this Agreement, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Harken or its subsidiaries of all or any portion of the business or assets of Search, in either case having a Material Adverse Effect on Search or Harken;

         (e) Opinion of Investment Banker. Principal shall have delivered a written opinion to the Board of Directors of Search, in form reasonably satisfactory to Search, confirming, as of the date of the Proxy Statement, its opinion referred to in Section 2.13 hereof; and

         (f) Material Adverse Effect. No fact, event or condition (financial or otherwise) shall have occurred with respect to Harken and its subsidiaries taken as a whole having, in the aggregate, a Material Adverse Effect on Harken and its subsidiaries.

         (g) Legal Opinion. Search shall have received a letter, in a form reasonably satisfactory to Search, entitling Search to rely upon the opinion rendered by legal counsel of Harken filed as an exhibit to the Registration Statement pursuant to Item 601(b)(5) of Regulation S-K of the Securities Act.

         (h) Tax Opinion. Search shall have received an opinion rendered by its legal counsel (or by a firm of certified public accountants retained by it) with regard to the taxability of the transactions hereunder to the holders of Search Shares and the Search Warrants.


                                  ARTICLE VII
                                SEARCH WARRANTS

         SECTION 7.01 Warrant Exchange Offer. Prior to Closing, Harken will offer (the "Exchange Offer") to each of the current holders of the Search Warrants to exchange their Search Warrants for new warrants issued by Harken to acquire shares of Harken Common Stock, a form of which is attached hereto as Exhibit "G-2" ("Harken Warrants"), according to the exchange schedule set out in Exhibit "G-1" attached hereto. Exhibit "G-1" sets forth the name of each holder of a Search Warrant and the maximum number of shares of Search Common Stock issuable upon exercise of Search Warrants held by such holder and the maximum number of shares of Harken Common Stock issuable upon exercise of the Harken Warrants which will be received upon tender of the Search Warrants pursuant to the Exchange Offer and identifies each such warrant which was issued to employees as compensation. The Harken Warrants issued in the Exchange Offer will be effective as of the Effective Time with a term to expire on June 30, 1996 and will be initially exercisable at $1.82 per share. The consummation of the Exchange Offer is conditional upon the consummation of the Merger.

         SECTION 7.02 Unexchanged Search Warrants. Each of the Unexchanged Search Warrants that is not tendered in the Exchange Offer shall represent the right to purchase Harken Common Stock as set forth in Section 1.15 hereof.

         SECTION 7.03 Warrant Holders Participation in Contingent Shares. The holders of Harken Warrants and Unexchanged Search Warrants shall be entitled to receive, under certain conditions, Contingent Shares as set forth in Section
1.10 hereof.


                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Search:

         (a) By mutual written consent duly authorized by the Boards of Directors of Harken and Search; or

         (b) By either Harken or Search if the Merger shall not have been consummated at the earlier of March 31, 1995, or before ninety (90) days following the declaration of the effectiveness of the Registration Statement by the SEC, or such later date as may be agreed to in writing by the parties; provided, however that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

         (c) By either Harken or Search if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

         (d) By either Harken or Search if the Board of Directors of Search shall have approved or recommended any Acquisition Transaction in accordance with Section 5.04 hereof; or

         (e) By Harken if the Board of Directors of Search shall have withdrawn, modified or amended in any manner adverse to Harken its approval of or recommendation in favor of the Merger due to a Material Adverse Effect to Harken; or

         (f) By Harken if Search breaches in any material respect any of its agreements or covenants contained herein, or if any representation or warranty of Search shall be or shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) hereof would not be satisfied, and such breach is not waived or cured within 10 days after written notice from Harken; or

         (g) By either Harken or Search if Search's stockholders do not approve the Merger at a meeting of stockholders (or any adjournments thereof) duly called and held for such purpose; or

         (h) By Search if Harken breaches any of its agreements or covenants contained herein or if any representation or warranty of Harken shall be or shall have become untrue, in either case such that conditions set forth in Section 6.03(a) or Section 6.03(b) hereof would not be satisfied, and such breach is not waived or cured within 10 days after written notice from Search; or

         (i) By Search if the Form S-4 has not been initially filed by Harken with the SEC within 21 days after the conditions set forth in Section 6.02(k) have been fulfilled.

         SECTION 8.02  Effect of Termination.

         (a)     In the event of the termination of this Agreement pursuant to
Section 8.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Section 5.03, this
Section 8.02 and Section 10.01 hereof. Nothing contained in this Section 8.02 shall prejudice the ability of a party from asserting all rights and remedies that such party may have against any other party by reason of any breach or violation of this Agreement occurring prior to such termination, including, without limitation, the right to pursue any remedy at law or equity and to recover all attorney's fees incurred in connection therewith.

         (b) If Harken or Search terminates this Agreement pursuant to Sections 8.01(d), Search shall pay Harken a cash fee equal to all of Harken's out-of-pocket expenses (including the fees and expenses of its legal counsel) plus $800,000 by wire transfer of immediately available funds to an account designated by Harken.

         (c) If Harken or Search terminates this Agreement pursuant to Sections 8.01(e), Search shall pay Harken a cash fee equal to all of Harken's out-of-pocket expenses (including the fees and expenses of its legal counsel) plus $150,000 by wire transfer of immediately available funds to an account designated by Harken.

         SECTION 8.03 Amendment. This Agreement may be amended by the mutual action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Search, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.


                                   ARTICLE IX
                       MAXIMUM HARKEN SHARES TO BE ISSUED

         SECTION 9.01 Maximum Shares. Notwithstanding any other provisions, terms or other matters set forth or referenced in this Agreement, Harken shall not be required nor obligated to issue any portion of the Contingent Shares as provided in Section 1.10 hereof which when added to all other shares of Harken Common Stock called for to be issued or reserved for issuance hereunder and in all related transactions to the Merger, would exceed a maximum amount of eleven million (11,000,000) shares (the "Maximum Share Limit") of Harken Common Stock.

         There shall be included for purposes of determining the number of Contingent Shares which may be issued within the Maximum Share Limit all shares issued in exchange for Search

Shares, in exchange for the Notes, and all shares issued or reserved for issuance for the Harken Warrants and the Unexchanged Search Warrants.

         SECTION 9.02 Excess Shares. In the event the calculation of the Contingent Shares under Section 1.10 hereof when added to the aggregate total of all other shares of Harken Common Stock to be issued or reserved for issuance under this Merger and the other transactions which are directly related to it, exceed the Maximum Share Limit, then in such event Harken shall within 30 days after the Settlement Date or the Final Settlement Date, as may be applicable, elect at its sole option:

         (a) to pay the amount in cash of the number of such Contingent Shares which exceed the Maximum Share Limit times the Contingent Share Price to the parties entitled to receive the same, provided, however, that the cash received by the holders of Search Shares shall in no event exceed 50% of the aggregate consideration received by such holders at the Effective Time and on the Settlement Date (and the Final Settlement Date, if applicable); or

         (b) to obtain the consent and approval from its stockholders to issue additional shares of Harken Common Stock in excess of the Maximum Share Limit.

         SECTION 9.03 Timing. In the event Harken elects to pursue the alternative to pay cash as set forth in Section 9.02(a) above, Harken will use commercially reasonable efforts to make such payments within 45 days after the Settlement Date or the Final Settlement Date, as may be applicable. In the event Harken elects to pursue the alternative to pay in additional shares as set forth in Section 9.02(b) above or in the event the cash alternative is not available because of the above limitations placed upon the amount thereof then, Harken will use commercially reasonable efforts to obtain the necessary consent and approval from its stockholders so as to issue such additional shares within six months after the Settlement Date or the Final Settlement Date, as may be applicable. Pending such additional authorizations or other actions necessary, Harken shall issue that portion of the Contingent Shares up to the Maximum Share Limit on the Settlement Date. In the event Harken elects to obtain the approval of its stockholders to issue additional shares in excess of the Maximum Share Limit and fails to obtain such approval, Harken will pay cash pursuant to Section 9.02(a) above.

                                   ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, provided, however, that (a) the provisions of Articles I, II, V and X, Sections 3.10, and the agreements delivered pursuant to this Agreement if not otherwise provided shall survive the Effective Time until the Settlement Date, provided, however, that Article I and Sections 3.13 through 3.21 shall survive until the Final Settlement Date and Section 5.08 shall survive until the lapse of the time period described in Section 5.08(a) hereof, and (b) the provisions of Section 8.02 and this Article X shall survive the termination of this Agreement and the representations, warranties and agreements in this Agreement shall survive any such termination for the purposes of a party asserting all of its rights and remedies as contemplated by Section 8.02(a).

         SECTION 10.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Harken or Merger Sub:
                          Harken Energy Corporation
                          2505 North Highway 360, Suite 800
                          Grand Prairie, Texas 75050
                          Attention: Larry E. Cummings, General Counsel

                          With a copy to:
                          Baker & McKenzie
                          4500 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas 75201
                          Attention:  John D. Curtis, Esq.

                 (b)      If to Search:
                          Search Exploration, Inc.
                          1500 Three Lincoln Centre
                          5430 LBJ Freeway
                          Dallas, Texas 75240
                          Attention:  Joseph F. Langston, Jr.

                          With copy to:
                          Johnson & Wortley, P.C.
                          100 Founders Square
                          900 Jackson Street
                          Dallas, Texas  75202
                          Attention:  Michael D. Wortley, Esq.

         SECTION 10.03 Certain Definitions. For purposes of this Agreement, the term:

         (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

         (b) "business day" means any day other than a day on which banks in Dallas, Texas, are required or authorized to be closed;

         (c) "control" (including the terms "controlled by and under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

         (d) "Exchange Ratio" means the number (rounded to the nearest ten-thousandth) obtained by dividing (i) $.8099 by (ii) the Strike Price;

         (e) "Good Title" means subject to Permitted Encumbrances good and defensible title which is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction and is sufficient against competing claims of bona fide purchasers for value without notice and (ii) free and clear of all liens, security interest, claims, infringements and other burdens of encumbrances, other than such liens, security interests, claims, infringements and other burdens or encumbrances that a reasonably prudent purchaser of oil and gas properties would accept in light of the value of the property affected, the improbability of assertion of the defect or irregularity or the degree of difficulty or the cost of performing curative work;

         (f) "Oil and Gas Interests" means the properties referenced under Exhibits "B-1" and "D" hereof, which constitute as to Search and its subsidiaries all interests in and rights in respect of oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working interests, royalties, overriding royalties, production payments, net profits interests, other nonworking interests and nonoperating interests, contract rights, debt instruments, and equity interests in joint ventures, partnerships, corporations and other entities, including but not limited to common and preferred stock, debentures, bonds and other securities of every kind and nature and unrelated assets coincidentally acquired in connection with the acquisition of the foregoing assets; all interests in and rights in respect of oil, gas and other minerals and hydrocarbons or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including but not limited to all oil and gas leases and interests thereunder, surface interests, fee interests, reversionary interests, royalties, overriding royalties, reservations and concessions), all easements, rights of way, licenses, permits, leases and other interests associated with appurtenant to or necessary for the operation of any of the foregoing, and all interests in equipment and machinery (including but not limited to well equipment and machinery), oil and gas transmission or storage facilities (including but not limited to tanks, tank batteries, pipelines and gathering systems), camps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing;

         (g) "Preferred Exchange Ratio" means the number (rounded to the nearest ten-thousandth) obtained by dividing (i) $1.00 by (ii) the Strike Price;

         (h) "Permitted Encumbrances" means (i) inchoate mechanics', materialman's warehouseman's and carrier's liens and other similar liens arising by operation of law or statute in the ordinary course of a party's business for obligations which are not delinquent and which will be paid or discharged in the ordinary course of such party's business for obligations which are not delinquent and which will be paid or discharged in the ordinary course of such party's business; (ii) liens arising under joint operating agreements for obligations which are not delinquent and which will be paid or discharged in the ordinary course of a party's business; (iii) liens for Taxes, assessments, and similar governmental charges incurred and not delinquent; (iv) easements, servitudes, rights-of-way and other rights which do not materially interfere with the use of a property; (v) liens arising pursuant to Section
9.319 of the Texas Business and Commerce Code and all other similar liens created by operation of law to secure a party's obligations as a purchaser of oil and gas; (vi) liens constituting pledges or deposits made in the ordinary course of a party's business to secure obligations under compulsory workmen's compensation, unemployment insurance, social security, or other similar laws;
(vii) liens retained in any oil and gas lease in favor of the party granting such lease; (viii) preferential rights to purchase and third-party consents which would be activated by the Merger contemplated by this Agreement; (ix) all rights to consent by, required notices to, filings with, or other actions by, governmental entities in connection with the Closing if such are customarily obtained subsequent to the Closing; and (x) Oil and Gas Interests of Search and its subsidiaries, with respect to which Search and its subsidiaries own and hold only beneficial or equitable title pursuant to a valid and enforceable written agreement between such party and a non-affiliated third party or parties and pursuant to which record or legal title is held by such non-affiliated third party or parties for the benefit of Search or its subsidiary;

         (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

         (j) "Strike Price" means the average of the closing sales prices of a share of Harken Common Stock on the American Stock Exchange (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) over the 30 days immediately preceding the date that is five trading days prior to the Closing Date; provided, however, that in no event shall the Strike Price be an amount which is (i) greater then $2.366 or
(ii) less than $1.274; and

         (k) "Subsidiary" or "Subsidiaries" of Search, the Surviving Corporation, Harken or any other person means the entities listed in Section
3.01 of the Search Disclosure Schedule and the Harken Disclosure Schedule, respectively, and includes any corporation, partnership, joint venture or other legal entity of which Search, the Surviving Corporation, Harken or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 10.04 Material Adverse Effect. Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition which adversely affects the oil and gas industry generally, such as a decline in the price of oil or natural gas generally, shall not be considered in determining whether a Material Adverse Effect has occurred with respect to Search or Harken.

         SECTION 10.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 10.07 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same.

         SECTION 10.08 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The rights and remedies provided for in this Agreement are cumulative, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.09 Entire Agreement. This Agreement (together with the Exhibits and Schedules) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement between Harken and Search, which shall survive), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 10.10 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that no such assignment shall release the assigning party from its obligations hereunder.

         SECTION 10.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.08 (which is intended to be for the benefit of the indemnified parties and may be enforced by such indemnified parties).

         SECTION 10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.14 Plan of Reorganization. This Agreement constitutes a plan or reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(d) among Harken, Search, Merger Sub and the stockholders of Search.

         IN WITNESS WHEREOF, Harken, Merger Sub and Search have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        HARKEN ENERGY CORPORATION


                                        By:_____________________________________
                                              Richard H. Schroeder, President


                                        SEARCH ACQUISITION CORP.


                                        By:_____________________________________
                                              Richard H. Schroeder, President

                                        SEARCH EXPLORATION, INC.


                                        By:_____________________________________
                                                 Joseph F. Langston, Jr.
                                                  Chairman of the Board

                          AGREEMENT AND PLAN OF MERGER

                                 EXHIBIT "E-1"

                                AFFILIATE LETTER


Harken Energy Corporation
2505 North Highway 360, Suite 800
Grand Prairie, Texas  75050

Gentlemen:

Pursuant to Section 5.06 of the Agreement and Plan of Merger dated as of October ___, 1994 (the "Agreement"), among Harken Energy Corporation, a Delaware corporation ("Harken"), Search Acquisition Corporation, a Delaware corporation ("Acquisition Corp."), and Search Exploration, Inc., a Delaware corporation ("SEI"), SEI hereby identifies the following persons as the only persons who are, at the record date for its stockholders meeting to approve the Agreement, "affiliates" of SEI for purposes of Rule 145 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended:



         Name                              Position
         ----                              --------
         Joseph F. Langston                President/CEO
         Dr. Gary B. Wood                  Secretary/Board of Directors
         James O. O'Donnell                Board of Directors
         M. Michael Witte                  Chairman, MEI/Board of Directors
         J. Robert Dobbins                 Board of Directors



Dated and effective __________________, 1994.

                                        Very truly yours,

                                        SEARCH EXPLORATION, INC.


                                        By:_____________________________________
                                              Joseph F. Langston, Jr. ,
                                              Chairman





                                     E-1-1

                          AGREEMENT AND PLAN OF MERGER

                                 EXHIBIT "E-2"

                              AFFILIATE AGREEMENT


Harken Energy Corporation
2505 North Highway 360, Suite 800
Grand Prairie, Texas  75050

Dear Sirs:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Search Exploration, Inc., a Delaware corporation ("Search"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of October ______, 1994 (the "Agreement"), between Harken Energy Corporation, a Delaware corporation ("Harken"), Search Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Harken ("Merger Sub"), and Search, Search will be merged with and into Merger Sub (the "Merger").

         In connection with transactions contemplated by the Agreement, I may receive shares of Common Stock, par value $.01 per share (the "Common Stock"), of Harken, the right to receive additional shares of Common Stock, if any, under certain conditions set forth in the Agreement, or warrants issued by Harken exercisable for Common Stock (the "Harken Securities").

         I represent, warrant and covenant to Harken that in the event I receive any Harken Securities as a result of the Merger:

                 A. I shall not make any sale, transfer of other disposition of the Harken Securities in violation of the Act or the Rules and Regulations.

                 B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Harken Securities to the extent I felt necessary, with my counsel or counsel for Search.

                 C. I have been advised that the issuance of Harken Securities to me in connection with the transactions contemplated by the Agreement has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger and the Agreement was submitted for





                                     E-2-1
         a vote of the stockholders of Search, I may be deemed to have been an affiliate of Search and the distribution by me of the Harken Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Harken Securities issued to me in connection with the transactions contemplated by the Agreement unless
         (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Harken, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                 D. I understand that Harken is under no obligation to register the sale, transfer or other disposition of the Harken Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                 E. I also understand that stop transfer instructions will be given to Harken's transfer agents with respect to the Harken Securities and that there will be placed on the certificates for the Harken Securities issued to me, or any substitutions therefor; a legend stating in substance:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _______________, 1994 BETWEEN THE REGISTERED HOLDER HEREOF AND HARKEN ENERGY CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPLE OFFICES OF HARKEN ENERGY CORPORATION."

                 F. I also understand that unless the transfer by me of my Harken Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Harken reserves the right to put the following legend on the certificates issued to my transferee:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE





                                     E-2-2

                 WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Harken Securities in connection with the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Harken Securities in connection with the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned or (iii) Harken has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Harken, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned. Prior to any transfer of any of the Shares, I will give written notice to Harken of my intention to effect such offer, sale or transfer, describing the proposed transaction in sufficient detail to enable Harken and its counsel to determine that the proposed transaction will not violate the Act.

         Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Search as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                        Very truly yours,



                                        ___________________________________
                                        Name


Accepted this _____ day of
_________________, 1994 by

HARKEN ENERGY CORPORATION


By:_________________________________
     Larry E. Cummings, Secretary





                                     E-2-3

                          AGREEMENT AND PLAN OF MERGER

                                 EXHIBIT "G-2"

                        FORM OF HARKEN WARRANT AGREEMENT

                                                  WARRANT NO. 94-____________
                                                  Warrant to Purchase
                                                  ________ Shares
                                                  (subject to adjustment)
                                                  of Common Stock of
                                                  Harken Energy Corporation

Void after 3:00 p.m.
Dallas, Texas
June 30, 1996

       HARKEN ENERGY CORPORATION

       Stock Purchase Warrant

       THIS IS TO CERTIFY THAT, for value received, ____________________________ (the "Holder"), whose address is _____________________________, upon due exercise of this Warrant, is entitled to purchase from Harken Energy Corporation, a Delaware corporation (the "Company"), at any time after ___________________, 1994, and before 3:00 P.M., Dallas, Texas local time, on
June 30, 1996 (the "Expiration Date"), all or any part of _____________ shares (the "Shares") of fully paid and non-assessable common stock, par value $.01 per share (the "Common Stock"), of the Company, at a purchase price of $______ per share (the "Strike Price"), both the Strike Price and number of shares being subject to possible adjustment as provided below.

         This Warrant is issued pursuant to Article VII of an Agreement and Plan of Merger dated as of October ___, 1994 (the "Agreement") among the Company, Search Exploration, Inc., a Delaware corporation, and Search Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.


         1.      Exercise of Warrant.

                 (a) Subject to subsection 1(b) below, the Holder may exercise this Warrant in whole or in part at any time, but only in such multiples as are required to permit the issuance by the Company of one or more full shares of Common Stock of the Company, by surrender of this Warrant with the Form of Subscription attached hereto duly executed, to the Company at or prior to 3:00 P.M. Dallas, Texas local time on the Expiration Date, together with payment of the Strike





                                     G-2-1

Price for each of the Shares into which the Warrant is exercised. Payment for the Shares to be purchased upon exercise of this Warrant may be made by the delivery of a certified or cashier's check payable to the Company for the aggregate Strike Price of the Shares to be purchased. In case of the exercise of this Warrant in part only prior to the Expiration Date, the Company will deliver to the Holder a new Warrant of like tenor in the name of the Holder evidencing the right to purchase the number of shares as to which this Warrant has not been exercised.

                 (b) The Warrant may not be exercised by the Holder unless, at the time of exercise, (1) there is either (i) a registration statement or prospectus covering the Common Stock of the Company, that is effective under (A) the Act, and (B) the securities laws of the state of the address of record of such Holder, or (ii) an exemption available from registration for the Warrant exercise and issuance of Common Stock of the Company in the opinion of counsel to the Company, and (2) such exercise and issuance would otherwise be in compliance with applicable law in the opinion of counsel to the Company. The Warrant may not be, directly or indirectly, transferred to, or exercised by, any person in any state where such transfer or exercise would violate any law, including securities law, of such state in the opinion of counsel to the Company. Legends as required by applicable federal and state laws may be placed on the certificates representing the Shares. The Holder and the Company agree to execute such documents and instruments as counsel for the Company reasonably deems necessary to effect compliance of the issuance of this Warrant and any Shares issued upon exercise hereof with applicable federal and state securities laws.

         2. Stock Dividends, Reclassification, Reorganization, Anti-Dilution Provisions, Etc.

This Warrant is subject to the following further provisions:

                 (a) In case, prior to the expiration of this Warrant by exercise or by its terms, the Company issues any shares of its Common Stock as a stock dividend or divides the number of shares, then, in either of such cases, the Strike Price per share of the Shares purchasable pursuant to this Warrant in effect at the time of such action will be proportionately reduced and the number of Shares at that time purchasable pursuant to this Warrant shall be proportionately increased; and conversely, in the event the Company shall combine such shares of its Common Stock into a smaller number of shares, then, and in such event, the Strike Price per share of the Shares purchasable pursuant to this Warrant in effect at the time of such action shall be proportionately increased and the number of Shares at that time purchasable pursuant to this Warrant shall be proportionately decreased.

                 (b) In case, prior to the expiration of this Warrant by exercise or by its terms, the Company is recapitalized by reclassifying its outstanding Common Stock into stock with a different par value or by changing its outstanding Common Stock with par value to stock without par value, or the Company or a successor corporation consolidates or merges with or conveys all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations (any such corporation being included within the meaning of the term "successor corporation" in the event of any consolidation or merger of any such corporation with,





                                     G-2-2
or the sale of all or substantially all of the property of any such corporation to, another corporation or corporations), the Holder of this Warrant may thereafter purchase, upon the terms and conditions and during the time specified in this Warrant, in lieu of the Shares theretofore purchasable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities receivable upon such recapitalization or consolidation, merger, or conveyance by a Holder of the number of shares of Common Stock which the holder of this Warrant might have purchased, immediately prior to such recapitalization or consolidation, merger, or conveyance.

                 (c) Upon the occurrence of each event requiring an adjustment of the Strike Price and/or of the number of Shares purchasable pursuant to this Warrant in accordance with, and as required by, the terms of subdivision (a) of this Section 2, the Company shall forthwith employ a firm of certified public accountants (who may be the regular accountants for the Company) who shall compute the adjusted Strike Price and the adjusted number of Shares purchasable at such adjusted Strike Price by reason of such event in accordance with the provisions of subdivision (a) and shall prepare a certificate setting forth such adjusted Strike Price and the adjusted number of Shares and showing in detail the facts upon which such conclusions are based, including a statement of the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold and of the number of shares of Common Stock outstanding or deemed to be outstanding. The Company shall mail forthwith to the holder of this Warrant a copy of such certificate, and thereafter said certificate shall be conclusive and shall be binding upon such holder unless contested by such holder by written notice to the Company within ten (10) days after receipt of the certificate of the public accountants by such holder.

                 (d)      In case:

                          (i)     of any classification, reclassification, or
other reorganization of the capital stock of the Company, consolidation, or merger of the Company with or into another corporation, or conveyance of all or substantially all of the assets of the Company; or

                          (ii)    of the voluntary or involuntary dissolution,
liquidation or winding up of the Company;

then, and in any such case, the Company shall mail to the holder of this Warrant a brief statement of the event giving rise to such effect and a description thereof.

                 (e) In case the Company at any time while this Warrant remains unexpired and unexercised, sells all or substantially all of its property or dissolves, liquidates, or winds up its affairs, the holder of this Warrant may thereafter receive upon exercise hereof in lieu of each share of Common Stock of the kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company.





                                     G-2-3

         3. Non-transferability. This Warrant may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. This Warrant is exercisable, during the lifetime of the Holder, only by the Holder. Any attempted assignment, transfer, pledge, hypothecation, or other encumbrance of this Warrant contrary to the provisions hereof, any execution, attachment, or similar process upon this Warrant, will be null, void, and of no effect.

         4. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right whatsoever as a stockholder of the Company.

         5. Loss, Theft, Destruction, or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the ownership of and the loss, theft, destruction, or mutilation of this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         6. Mailing of Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first-class mail, postage prepaid, to the address of the Holder set forth above or such other address as may be furnished to the Company in writing by the Holder of this Warrant. All notices from the Holder of this Warrant to the Company shall be mailed to the Company by first-class mail, postage prepaid at P.O. Drawer 612007, Dallas, Texas 75261.

         7. Law Governing. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed, sealed, and delivered, in its name by its duly authorized officers.

                                                       HARKEN ENERGY CORPORATION



                                        By:  _____________________________

Dated:  _________________, 1994





                                     G-2-4

                              FORM OF SUBSCRIPTION

                  (To be signed only upon exercise of Warrant)




TO:              Harken Energy Corporation
                 P.O. Drawer 612007
                 Dallas, Texas  75261

                 The undersigned, the Holder of the within Warrant numbered 94 _____, hereby irrevocably elects to exercise the purchase rights represented by said Warrant for, and to purchase thereunder, __________ shares of Common Stock of the Company, and herewith makes payment of $__________ therefore, and requests that the certificates for such shares be issued in the name of and be delivered to_____________________________________, whose address is
_____________________________________________, and if such shares do not constitute all of the shares purchasable hereunder, that a new Warrant of like tenor for the balance of the shares purchasable hereunder be delivered to the undersigned.


Date:    _______________________        ______________________________________
                                        (Signature must conform in all respect
                                         to name of holder as specified on the
                                         face of the Warrant.)

                                        (Print Name)

                                        ______________________________________

Signature Guaranteed By:




____________________________________





                                     G-2-5

                          AGREEMENT AND PLAN OF MERGER

                                  EXHIBIT "N"

                           INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of this _____ day of _____________, 1994, by and between Harken Energy Corporation, a Delaware corporation ("Harken"), Search Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Harken (the "Company"), and __________________________________, a ________________ resident ("Indemnitee").

                                   RECITALS:

         A. The Company was the surviving corporation of a merger with Search Exploration Inc., a Delaware corporation ("Search"), pursuant to that
certain Agreement and Plan of Merger   dated as of October ___, 1994, (the
"Merger Agreement"), by and among Harken, the Company and Search (the
"Merger").

         B. McCulloch Energy, Inc., a Texas corporation ("McCulloch") was a wholly owned subsidiary of Search prior to the Merger and as a result of the Merger is now a wholly owned subsidiary of the Company.

         C. Indemnitee has in the past served at the direction of one or more Search and/or McCulloch (collectively, and together with the Company and any other resulting or constituent "corporation" within the meaning of Section 145(h) of the Delaware General Corporation Law, the "Constituent Entities"), as an officer, director or otherwise.

         D. The Certificate of Incorporation of the Company requires the Company to indemnify the officers, directors and other key employees of all Constituent Entities to the fullest extent permitted by law and the Company desires to maintain and clarify its obligation to protect the officers, directors and other key employees of the Constituent Entities.

                                  AGREEMENTS:

         NOW, THEREFORE, in consideration of the foregoing premises, the covenants contained in this Agreement, ten dollars paid in hand and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Harken and Indemnitee hereby covenant and agree as follows:

         1.      Certain Definitions.

                 (a) Claim: any threatened, pending, or completed action, suit or proceeding (including, without limitation, securities laws actions, suits, and proceedings), or any inquiry or investigation (including discovery), whether conducted by the Company or any other Person, that Indemnitee in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative, or other.

                 (b) Expenses: all costs, expenses (including attorneys' and expert witnesses' fees), and obligations paid or incurred in connection with investigation, defending (including affirmative defenses and counterclaims), or participating in (including on appeal), or preparing to defend, or participate in, any Claim relating to any Indemnifiable Event.

                 (c) Indemnifiable Event: any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent, or fiduciary of a Constituent Entity, or is or was serving at the request of a Constituent Entity as a director, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of any thing done or not done by Indemnitee in any such capacity. For purposes of this Agreement, the Company agrees that Indemnitee's service (including, without limitation, such services rendered in connection with the Merger and the transaction contemplated thereby) on behalf of or with respect to any Constituent Entity shall be deemed to be at the request of the Company.

                 (d) Person: any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a limited liability company, a partnership, a trust, or other entity.

                 (e) Special Counsel: special, independent counsel selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or for Indemnitee within the last three years (other than as Special Counsel under this Agreement or similar agreements).

         2.      Basic Indemnification and Expense Reimbursement Arrangement.

                 (a) In the event Indemnitee was, is, or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than 60 days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties, and amounts paid in settlement (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, or amounts paid in settlement) of or with respect to that Claim. Notwithstanding the foregoing, the obligations of the Company under this Section 2(a) shall be subject to the condition that Special Counsel shall not have determined, in a written opinion to the Company and Indemnitee, that Indemnitee would not be permitted to be indemnified under this Agreement as construed by applicable law. Nothing contained in this

Agreement shall require any determination under this Section 2(a) to be made by Special Counsel prior to the disposition or conclusion of the Claim against the Indemnitee; provided, however, that Expense Advances shall continue to be made by the Company pursuant to and to the extent required by the provisions of
Section 2(b).

                 (b) If so requested by Indemnitee, the Company shall pay any and all Expenses incurred by Indemnitee (or, if applicable, reimburse Indemnitee for any and all Expenses incurred by Indemnitee and previously paid by Indemnitee) within two business days after such request (an "Expense Advance"). The Company shall be obligated to make or pay an Expense Advance in advance of the final disposition or conclusion of any Claim. In connection with any request for an Expense Advance, if requested by the Company, Indemnitee or Indemnitee's counsel shall submit an affidavit stating that the Expenses incurred were reasonable. Any dispute as to the reasonableness of any Expense shall not delay an Expense Advance by the Company, and the Company agrees that any such dispute shall be resolved only upon the disposition or conclusion of the underlying Claim against the Indemnitee. If, when, and to the extent that Special Counsel determines that Indemnitee would not be permitted to be indemnified with respect to a Claim under applicable law, the Company shall be entitled to be reimbursed by Indemnitee and Indemnitee hereby agrees to reimburse the Company without interest (which agreement shall be an unsecured obligation of Indemnitee) for all related Expense Advances theretofore made or paid by the Company. Any determination by Special Counsel hereunder shall be conclusive and binding on the Company and Indemnitee.

                 (c) The Company agrees that, until it shall receive written opinion of Special Counsel so directing, it shall not deny any indemnification payments (and Expense Advances shall continue to be paid by the Company pursuant to Section 2(b)) that Indemnitee requests or demands under this Agreement or any other agreement or law now or hereafter in effect relating to Claims for Indemnifiable Events. The Company further agrees not to request or seek reimbursement from Indemnitee of any related Expense Advances unless, with respect to a denied indemnification payment, Special Counsel has rendered its written opinion to the Company and Indemnitee that the Company would not be permitted under applicable law to pay Indemnitee such indemnification payment. The Company agrees to pay the reasonable fees of Special Counsel referred to in this Section 2 and to indemnify fully Special Counsel against any and all expenses (including attorneys' fees), claim, liabilities, and damages arising out of or relating to this Agreement or Special Counsel's engagement pursuant hereto.

         3. Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all costs and expenses (including reasonable attorneys' and expert witnesses' fees) and, if requested by Indemnitee, shall (within 60 days of that request) advance those costs and expenses to Indemnitee, that are incurred by Indemnitee in connection with any claim asserted against or action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or provision of the Company's Certificate of Incorporation or By-laws now or hereafter in effect relating to Claims for Indemnifiable Events or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to that indemnification, advance expense payment, or insurance recovery, as the case may be.

         4. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

         5. Burden of Proof. In connection with any determination by Special Counsel or otherwise as to whether Indemnitee is entitled to be indemnified under any provision of this Agreement, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

         6. No Presumption. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

         7. Non-exclusivity. The rights of indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company's By-laws or Certificate of Incorporation or the Delaware General Corporation Law or otherwise.

         8. Liability Insurance. Except as otherwise agreed to by the Company and Indemnitee in a written agreement, to the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by that policy or those policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

         9. Guaranty. Harken hereby unconditionally guarantees the prompt payment of all obligations of the Company arising hereunder; provided that Harken's guaranty obligations hereunder shall terminate at such time as the Company has advanced or paid pursuant to the indemnity provided herein (together with the aggregate amount advanced or paid by the Company pursuant to the indemnity provided for in the other Indemnification Agreements entered into in connection with the Merger) an amount equal to the value of the shares of common stock, $.01 par value, of Harken based on the Strike Price (as defined in the Merger Agreement) issued at the Effective Time in exchange for the Search Common Stock and Search Preferred Stock (as defined in the Merger Agreement) and will not include, without limitation, any value attributable to the Contingent Shares (as defined in the Merger Agreement).

         10. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of a Constituent Entity or any affiliate of a Constituent Entity against Indemnitee or Indemnitee's spouse, heirs, executors, or personal or legal representatives after the expiration of three years from the date of accrual of that cause of action, and any claim or cause of action of a Constituent Entity or their affiliates shall be extinguished and deemed released unless asserted by the timely filing of a legal action within that three-year period; provided, however, that, if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.

         11. Indemnification Term. Harken's indemnification guaranty hereunder shall continue in full force and effect from the date hereof until the latter of (i) the fifth anniversary of the date of this Agreement (the "Claims Date"), or (ii) the date on which any and all Claims existing as of the Claims Date against Indemnitee for which Indemnitee has given Harken notice (whether by virtue of the Merger or otherwise) have been finally resolved and all obligations of the Company hereunder to Indemnitee with respect to such Claims have been satisfied.

         12. Amendments. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall that waiver constitute a continuing waiver. During the term of this Agreement, the Company agrees to keep in effect a provision in its Certificate of Incorporation providing for the exculpation of liability for, and the indemnification of, Indemnitee to the fullest extent permitted under applicable law, which provision shall not be amended or repealed except as required by applicable law or except to make changes permitted by law that would enlarge Indemnitee's right of indemnification.

         13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of that payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure those rights, including the execution of the documents necessary to enable the Company effectively to bring suit to enforce those rights.

         14. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company's Certificate of Incorporation or By-laws, or otherwise) of the amounts otherwise Indemnifiable hereunder.

         15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or another enterprise at the Company's request.

         16. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the terms hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of this illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

         18. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19. Notices. Whenever this Agreement requires or permits notice to be given by one party to the other, such notice must be in writing to be effective and shall be deemed delivered and received by the party to whom it is sent upon actual receipt (by any means) of such notice. Receipt of a notice by any officer of the Company shall be deemed receipt of such notice by the Company.

         20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

         EXECUTED as of the date first written above.

                                        SEARCH ACQUISITION CORP.


                                        By:_____________________________________
                                              Name:
                                              Title:

                                        HARKEN ENERGY CORPORATION


                                        By:_____________________________________
                                              Name:
                                              Title:


                                        ________________________________________
                                        ____________________________, Indemnitee